Exhibit 4.2
     EXECUTED VERSION

SHARE PURCHASE AGREEMENT
by and among
STEPHAN OUAKNINE
and
WINVEST INC.
and
EDIE LEDANY
and
9129-2144 QUEBEC INC.
and
9129-2136 QUEBEC INC.
and
MICHAEL ROSENTHAL
and
JOHN GROBSTEIN
and
POSITRON INC.
and
171033 CANADA INC.
and
171036 CANADA INC.
and
CAPITAL BRINVEST INC.
and

TEKELEC
and
TEKELEC CANADA INC.
Dated as of May 5, 2010

ii

2

LIST OF EXHIBITS

Exhibit A	Ownership of Corporation’s Shares
Exhibit B	Disbursement of Purchase Price to Sellers
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Sellers’ Counsel and Corporation’s Counsel Legal Opinions
Exhibit E	Form of Release and Discharge

INDEX OF DEFINED TERMS

Page
Accounts Receivable	20
Action	1
Affiliate	2
Agreement	2
Asserted Liability	2, 51
Basket	2, 49
Business	2
Business Day	2
Ceiling	2, 49
Claim Notice	2, 51
Closing	2, 12
Closing Date	2
Competitive Business	2
Contract	2
Corporate Sellers	3
Corporation	1, 3
Corporation Balance Sheet	3
Corporation Balance Sheet Date	3
Corporation Contracts	3, 30
Corporation Financial Statements	3
Corporation Intellectual Property	3
Corporation Intellectual Property Agreement	3, 36
Corporation Intellectual Property License	3, 35
Corporation Leases	3, 34
Corporation Manufacturing Tools	3
Corporation Plans	3
Corporation Software	4
Discharge	4
Dispute	4, 53
Draft Return	4, 45
Employment Agreement	4
Encumbrance	4
Environmental Laws	4
Escrow Agent	4
Escrow Agreement	4
Escrow Deposit	4
GAAP	4
Governmental Entity	5
Hazardous Substance	5
ICC Court	5, 54

Page
ICC Rules	5, 53
Identified Employees	5
Indebtedness	5
Indemnified Party	6, 51
Indemnifying Party	6, 51
Individual Sellers Representations and Warranties	6
Intellectual Property	6
Knowledge of Sellers	6
Knowledge of Tekelec	7
Labour Laws	7
Law	7
Leased Real Property	7, 34
Losses	7, 49
Material Adverse Effect	7
Notice	7, 53
Notice Period	7, 51
Owned Software	7
Paid-Out Indebtedness	7
Permits	8, 24
Permitted Encumbrance	8
Person	8
Public Software	8
Purchase Price	9, 11
Purchaser	1, 9
Real Property	9
Release and Discharge	9
Retained Indebtedness	9
Scheduled Corporation Intellectual Property	9, 35
Sellers	1, 9
Sellers Indemnified Parties	9, 50
Sellers’ Claim	50
Sellers’ Disclosure Schedule	9
Shares	1, 9
Software	9
Subsidiary	9
Tax	10
Tax Act	10
Tax Return	10
Taxing Authority	10
Tekelec	1, 10
Tekelec Claim	10, 49
Tekelec Indemnified Parties	10, 49
Tekelec Parties	1, 10
Terminating Contracts	10, 44
Third Party Intellectual Property License	11, 36
Transaction	11

2

Page
Unaudited Corporation Financial Statements	11
WEEE Directive	11

3

SHARE PURCHASE AGREEMENT
          THIS SHARE PURCHASE AGREEMENT is made and entered into and effective as of the fifth (5th) day of May, 2010, by and among Stephan Ouaknine (“Stephan”), Winvest Inc. (“Winvest”), Edie Ledany (“Edie”), 9129-2144 Québec Inc. (“2144”), 9129-2136 Québec Inc. (“2136”), Michael Rosenthal (“Michael”), John Grobstein (“John”), 171033 Canada Inc. (“171033”), 171036 Canada Inc. (“171036”), Capital Brinvest Inc. (“Capital”) and Positron Inc. (“Positron”) (collectively, the “Sellers”), Tekelec, a California corporation (“Tekelec”), and Tekelec Canada Inc., an Ontario corporation and a wholly-owned direct Subsidiary of Tekelec (“Purchaser” and, together with Tekelec, the “Tekelec Parties”).
RECITALS
          WHEREAS, Sellers are the owners of the shares listed at Exhibit A (collectively, the “Shares”) of Blueslice Networks Inc., a Canadian corporation (the “Corporation”);
          WHEREAS, the Shares constitute all of the issued and outstanding shares of the Corporation; and
          WHEREAS, Purchaser desires to purchase, and Sellers desire to sell to Purchaser the Shares, upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
          “Accounts Receivable” shall have the meaning set forth in Section 3.10.
          “Action” means any action, cause of action, demand, claim, charge, prosecution, complaint, audit, investigation, suit, litigation, assessment, reassessment, grievance, arbitration, hearing or other proceeding, whether civil, criminal or administrative, at Law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, Person or arbitrator.

          “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Share Purchase Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached to this Share Purchase Agreement.
          “Asserted Liability” shall have the meaning set forth in Section 6.4(a).
          “Basket” shall have the meaning set forth in Section 6.2(b).
          “Business” means the evolved Subscriber Data Management (eSDM) solutions business for the mobile, VoIP, fixed mobile convergence and machine-to-machine markets as such business is currently conducted by the Corporation.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Montréal, Québec, Canada or in the State of North Carolina, United States.
          “Ceiling” shall have the meaning set forth in Section 6.2(b).
          “Claim Notice” shall have the meaning set forth in Section 6.4(a).
          “Closing” shall have the meaning set forth in Section 2.2(a).
          “Closing Date” shall have the meaning set forth in Section 2.2(a).
          “Competitive Business” shall have the meaning set forth in Section 5.7(b).
          “Contract” means any contract, agreement, commitment, indenture, evidence of Indebtedness, lease, purchase order or license, including amendments thereto, whether written or oral.
          “Corporate Sellers” shall have the meaning set forth in Section 3.1.
          “Corporation” shall have the meaning set forth in the recitals to this Agreement.
          “Corporation Balance Sheet” means the audited consolidated balance sheet of the Corporation as of March 31, 2010 included in the Corporation Financial Statements.
          “Corporation Balance Sheet Date” means March 31, 2010.

          “Corporation Contracts” shall have the meaning set forth in Section 3.23.
          “Corporation Financial Statements” means (i) the Corporation Balance Sheet and the audited consolidated statements of income, retained earnings and cash flows of the Corporation for the fiscal year ended March 31, 2010 and (ii) the audited consolidated balance sheet of the Corporation as of March 31, 2009, 2008 and 2007 and the audited consolidated statements of income, retained earnings and cash flows of the Corporation for the fiscal year then ended, including, in each case, the notes thereto.
          “Corporation Intellectual Property” means all Intellectual Property that is owned by the Corporation.
          “Corporation Intellectual Property Agreement” shall have the meaning set forth in Section 3.26(b).
          “Corporation Intellectual Property License” shall have the meaning set forth in Section 3.26(b).
          “Corporation Leases” shall have the meaning set forth in Section 3.25(a).
          “Corporation Manufacturing Tools” means methods of manufacture, process engineering, know-how, schematics, trade secrets, methods, algorithms, machine settings and Software developed by or for the Corporation and used in their ordinary course of business consistent with past practice.
          “Corporation Plans” means any retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Corporation for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of the Corporation other than government sponsored pension, employment insurance, workers compensation and health insurance plans.
          “Corporation Software” means all Software that (i) is material to the operation of the Corporation, (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Corporation, (iii) is used or held for use by the Corporation in connection with its work for customers or its products or services, and/or (iv) is one of Corporation Manufacturing Tools.

          “Discharge” means any emission, discharge, release, deposit, issuance, spray, injection, abandonment, escape, spill, leak, seepage, disposal or exhaust (other than exhaust from a vehicle or non-stationary equipment).
          “Dispute” shall have the meaning set forth in Section 7.3(a).
          “Draft Return” shall have the meaning set forth in Section 5.5(d).
          “Employment Agreement” shall have the meaning set forth in Section 2.2(b)(vi).
          “Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or other encumbrance, except for any restrictions arising under any applicable securities Laws.
          “Environmental Laws” shall have the meaning set forth in Section 3.20(g).
          “Escrow Agent” shall have the meaning set forth in Section 2.1(b).
          “Escrow Agreement” shall have the meaning set forth in Section 2.1(b).
          “Escrow Deposit” shall have the meaning set forth in Section 2.1(b).
          “GAAP” means generally accepted accounting principles in Canada, as in effect from time to time.
          “Governmental Entity” means any Canadian federal, provincial, municipal or local government, or any other governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.
          “Hazardous Substance” shall have the meaning set forth in Section 3.20(g).
          “ICC Court” shall have the meaning set forth in Section 7.3(b)(i).
          “ICC Rules” shall have the meaning set forth in Section 7.3(b).
          “Identified Employees” means, collectively, Frédéric Bastien, Luc Mayrand and Stephan Ouaknine.
          “Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person (other than a standby letter of credit in the amount of US$100,000 issued in favour of Kontron Canada Inc. by HSBC Canada Inc.); (iii) obligations of such Person to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP (excluding lease obligations of less than US$75,000 arising under (A) computer hardware and software leases, and (B) office equipment leases, and any other lease of movable property); (iv) notes payable and drafts accepted representing obligations for borrowed money (for the avoidance of doubt, excluding notes and drafts for any trade accounts payable and checks payable to the Corporation, which have been endorsed by the Corporation for collection in the ordinary course of business consistent with past practice); (v) guarantees securing indebtedness for borrowed money; (vi) all costs and obligations incurred in connection with a change of control of the Corporation, including amounts owing to any Person as a result of the exercise of its options under the Corporation’s stock option plan, the details of which are set forth on Section 1.1 of the Sellers Disclosure Schedule, including for greater certainty any employer contribution or payroll taxes payable by the Corporation in relation thereto; (vii) all bonuses payable to employees of the Corporation, the details of which are set forth on Section 1.1 of the Sellers Disclosure Schedule under the heading “Bonuses to Employees”, as well as any employer contribution or payroll taxes payable by the Corporation in relation thereto (amounts described in clauses (vi) and (vii) are hereafter referred to in this Agreement as the “Employee Payments”); (viii) dividends payable on Shares, regardless of whether or not accrued; (ix) all amounts owing to current or former shareholders or other equity holders, whether in their capacity as shareholders or otherwise; (x) all indebtedness related to any bridge financing or similar arrangement; (xi) legal and financial advisory fees and expenses related to the transaction contemplated herein in an aggregate amount of US$1,041,285; and (xii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (xi) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneously with or following the Closing.
          “Indemnified Party” shall have the meaning set forth in Section 6.4(a).
          “Indemnifying Party” shall have the meaning set forth in Section 6.4(a).
          “Individual Sellers Representations and Warranties” means representations and warranties set forth in the first sentence of Section 3.1, in Section 3.2, in Section 3.3, in Section 3.4 (only to the extent the representations and warranties set forth therein relate to Sellers and not the Corporation), in Section 3.5(b), in Section 3.18 (only to the extent the representations and warranties set forth therein relate to Sellers and not the Corporation), in Section 3.21(n), in Section 3.21(o), in Section 3.21(p) and in Section 3.27 (except with respect to the last sentence thereto), each of which is given individually by each Seller and not jointly or solidarily.
          “Intellectual Property” means: intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos, distinguishing guises and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, designs, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (ix) all rights pertaining to any of the foregoing arising under international treaties and convention rights including the right to claim priority; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
          “Knowledge of Sellers” (or similar phrases) means the actual knowledge, after due inquiry, of John or Stephan.
          “Knowledge of Tekelec” (or similar phrases) means the actual knowledge, after due inquiry, of Stuart H. Kupinski, Senior Vice President, Corporate Affairs, General Counsel and Secretary of Tekelec.
          “Labour Laws” shall have the meaning set forth in Section 3.14.
          “Law” means any statute, code, rule, regulation, order, ordinance, judgment, decree or other pronouncement of any Governmental Entity having the effect of law.
          “Leased Real Property” shall have the meaning set forth in Section 3.25(b).
          “Losses” shall have the meaning set forth in Section 6.2(a).
          “Material Adverse Effect” means any change, event, circumstance, effect or state of facts that, individually or in the aggregate, (A) has had, or would reasonably be expected to have, a material adverse effect on the Business or results of operations or condition (financial or otherwise) of the Corporation, taken as a whole, or (B) would prevent or impede the completion of the purchase and sale of the Shares, other than any change, event, circumstance, effect or state of facts relating to or arising out of: (i) general economic conditions (including changes or events in the financial, banking, currency and capital markets) in Canada or the United States, other than any such conditions that have a materially disproportionate adverse effect on the Corporation;

(ii) conditions generally affecting the industries in which the Corporation operates, other than any such conditions that have a materially disproportionate adverse effect on the Corporation, taken as a whole; (iii) changes in Law or in GAAP or in accounting standards except for judgments or awards or decrees that relate specifically to the Corporation; or (iv) the commencement or any material escalation or worsening of a war or armed hostilities or other national or international calamity involving Canada or the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Canada or the United States, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Canada or the United States.
          “Notice” shall have the meaning set forth in Section 7.3(a).
          “Notice Period” shall have the meaning set forth in Section 6.4(a).
          “Owned Software” means all Corporation Software that is owned or purported to be owned by the Corporation.
          “Paid-Out Indebtedness” means, as of the date of this Agreement, the amount of Indebtedness of the Corporation as of such date, minus the Retained Indebtedness as of such date, the details of which are set out under the heading “Paid-Out Indebtedness” in Section 1.1 of the Sellers’ Disclosure Schedule. For each item of Paid-Out Indebtedness, Section 1.1 of the Sellers’ Disclosure Schedule (under the heading “Paid-Out Indebtedness”) correctly sets forth the debtor, the principal amount of Indebtedness, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.
          “Permits” shall have the meaning set forth in Section 3.19.
          “Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Encumbrances for Taxes, utilities and other governmental charges that, in each case, are not yet due and payable or being contested in good faith by appropriate proceedings; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not in the aggregate materially and adversely affect the use of the Real Property affected thereby as currently used in the Business; (iv) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (v) security given in the ordinary course of business consistent with past practice to any Governmental Entity in connection with the operations of the Business, other than security for borrowed money.
          “Person” means an association, a corporation, an individual, a partnership, a limited partnership, a limited liability corporation, an unlimited liability corporation, a trust or any other entity or organization, including a Governmental Entity.

          “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically required to be permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
          “Purchase Price” shall have the meaning set forth in Section 2.1(b).
          “Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.
          “Real Property” means the Leased Real Property.
          “Release and Discharge” shall have the meaning set forth in Section 2.2(b)(xiii).
          “Retained Indebtedness” means, as of the date of this Agreement, the portion of Indebtedness of the Corporation as of such date calculated in accordance with line items set forth under the heading “Retained Indebtedness” and not forming part of the Paid-Out Indebtedness in Section 1.1 of the Sellers’ Disclosure Schedule, which shall be equal to one million five hundred thousand U.S. dollars (US$1,500,000). For each item of Retained Indebtedness, Section 1.1 of the Sellers’ Disclosure Schedule (under the heading “Retained Indebtedness”) correctly sets forth the debtor, the principal amount of Indebtedness, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.
          “Scheduled Corporation Intellectual Property ” shall have the meaning set forth in Section 3.26(a).
          “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
          “Sellers’ Disclosure Schedule” shall mean the disclosure schedule of the Sellers referred to in, and delivered pursuant to, this Agreement.

          “Sellers Indemnified Parties” shall have the meaning set forth in Section 6.3.
          “Shares” shall have the meaning set forth in the recitals to this Agreement.
          “Software” means all computer software, firmware, programs, and data, in any form, including without limitation, source code, object code, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
          “Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than fifty (50) percent of the equity or more than fifty (50) percent of the ordinary voting power or, in the case of a partnership, more than fifty (50) percent of the general partnership interests or more than fifty (50) percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.
          “Tax” or, collectively, “Taxes” means (a) any and all federal, provincial, municipal, state, local and foreign taxes, assessments, reassessments, deficiencies and other governmental charges, duties, land transfer duties, impositions and liabilities imposed by any Taxing Authority including, without limitation, Canada Pension Plan and provincial Pension Plan contributions, unemployment insurance contributions and employment insurance contributions, social security, workers’ compensation and deductions at source, Taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, goods and services, value added, ad valorem, license, lease, severance, stamp, transfer, franchise, withholding, custom duties, payroll, recapture, employment, excise, property, real estate and school taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts; and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition of Taxes as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreement or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.
          “Tax Act” means the Income Tax Act (Canada).
          “Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

          “Taxing Authority” means the Canada Revenue Agency, the Minister of Revenue for Québec and any other Governmental Entity having Taxing authority and their respective successors, if any.
          “Tekelec” shall have the meaning set forth in the first paragraph of this Agreement.
          “Tekelec Claim” shall have the meaning set forth in Section 6.2(b).
          “Tekelec Indemnified Parties” shall have the meaning set forth in Section 6.2(a).
          “Tekelec Parties” shall have the meaning set forth in the first paragraph of this Agreement.
          “Terminating Contracts” shall have the meaning set forth in Section 5.4.
          “Third Party Intellectual Property License” shall have the meaning set forth in Section 3.26(b).
          “Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes any change in the residence of any person for the purposes of the Tax Act and any change of taxation year.
          “Unaudited Corporation Financial Statements ” means the unaudited consolidated balance sheet of the Corporation as of April 30, 2010 and the unaudited consolidated statements of income, retained earnings and cash flows of the Corporation for the period then ended.
          “WEEE Directive” shall have the meaning set forth in Section 3.20(f).
ARTICLE II
PURCHASE AND SALE OF SHARES
          Section 2.1 Purchase and Sale of Shares; Escrow.
               (a) The Tekelec Parties and Sellers hereby agree that the Purchaser hereby purchases, acquires and accepts from Sellers, and Sellers hereby sell, transfer, assign and deliver to Purchaser, all of the Shares, free and clear of Encumbrances.
               (b) In consideration for the purchase of the Shares pursuant to Section 2.1(a), Purchaser hereby pays the aggregate amount of US$29,083,242, which is equal to the difference between thirty-three million and five hundred thousand U.S. dollars (US$33,500,000) and the Paid-Out Indebtedness (the “Purchase Price”), as follows: (i) first, to the Escrow Agent, an aggregate amount equal to the Escrow Deposit, in accordance with Section 2.1(c), by wire transfer of immediately available funds;

(ii) second, after payment of the amount specified in the immediately preceding clause (i), to such account or accounts specified in writing by Sellers to Purchaser, an aggregate amount equal to the remainder of the Purchase Price, by wire transfer of immediately available funds to be disbursed to the Sellers as specified in Exhibit B.
               (c) At the Closing, Purchaser shall pay, on behalf of the Corporation (or in the case of the Employee Payments, shall cause the Corporation to pay, no later than the time of the second payroll of the Corporation following the Closing Date), to such account or accounts of the creditors of the Paid-Out Indebtedness and Retained Indebtedness specified in writing to Purchaser in accordance with the instructions provided by Sellers, an aggregate amount equal to the Paid-Out Indebtedness plus Retained Indebtedness as set forth in Section 2.1(c) of the Sellers’ Disclosure Schedule, by wire transfers of immediately available funds. For the avoidance of doubt, the payment by Purchaser at Closing, on behalf of the Corporation, of the Retained Indebtedness shall have no impact on the Purchase Price.
               (d) At the Closing, Purchaser shall deliver to Computershare Trust Company of Canada, which shall serve as the escrow agent (the “Escrow Agent”), by wire transfer, an amount equal to five million and twenty-five thousand U.S. dollars (US$5,025,000) (together with any earnings on such deposited amount, the “Escrow Deposit”). Subject to the terms of Article VI, the Escrow Deposit shall be the sole and exclusive source of funds to satisfy any Losses for which any Tekelec Indemnified Parties are entitled to indemnification pursuant to Section 6.2. The Escrow Deposit will be held by the Escrow Agent in accordance with the terms of an escrow agreement to be entered into among the Escrow Agent, Purchaser and Sellers at Closing, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).
          Section 2.2 Closing.
               (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Ogilvy Renault LLP, located at Suite 2500, 1, Place Ville Marie, Montréal, Québec, simultaneously with the execution of this Agreement (the “Closing Date”). The Closing shall be deemed to have become effective at 12:01 a.m. (Montréal time) on the Closing Date.
               (b) At the Closing, the Sellers shall deliver, or cause to be delivered, to the Tekelec Parties:
               (i) a certificate or certificates evidencing all of the Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holder of record, together with evidence satisfactory to Purchaser that Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Shares;
               (ii) the Escrow Agreement, in substantially the form attached hereto as Exhibit C, duly executed by Sellers;

               (iii) copies of all consents, approvals or waivers required in connection with the consummation of the transactions contemplated by this Agreement, to the extent obtained by the Sellers prior to the Closing;
               (iv) copies of the corporate records and minute books of the Corporation;
               (v) written resignations, effective as of the Closing Date, from each of the directors and officers of the Corporation;
               (vi) employment-related and/or consultancy agreements, in a form satisfactory to the Tekelec Parties (collectively referred to as the “Employment Agreements”), duly executed by each of the Identified Employees;
               (vii) a certificate, of a reasonably recent date, of status, compliance, good standing or like certificate with respect to each of the Corporate Sellers and the Corporation issued by appropriate government officials of their respective jurisdictions of incorporation or organization;
               (viii) certified copies of (i) the charter documents and by-laws of the Corporation, (ii) all resolutions of the board of directors or analogous body of each of the Corporate Sellers approving the entering into and completion of the transactions contemplated by this Agreement, as applicable, and (iii) a list of the officers and directors authorized to sign agreements on behalf of each of the Corporate Sellers together with their specimen signatures;
               (ix) pay-off letters reasonably satisfactory to the Tekelec Parties in connection with the Paid-Out Indebtedness and Retained Indebtedness, which pay-off letters shall include a process for the release of related Encumbrances as of the Closing;
               (x) an opinion of Heenan Blaikie LLP, counsel to the Corporation, dated the date hereof, substantially in the form attached as Exhibit D;
               (xi) an opinion of Spiegel Sohmer, counsel to the Corporate Sellers other than Positron, dated the date hereof, substantially in the form attached as Exhibit D;
               (xii) an opinion of Vincenza La Greca, counsel to Positron, dated the date hereof, substantially in the form attached as Exhibit D;

               (xiii) a release and discharge, substantially in the form attached as Exhibit E (the “Release and Discharge”), from each of the Sellers;
               (xiv) written consent of 9143-7459 Québec Inc., the landlord of the Leased Real Property located at 1751, Richardson Street, Montréal, as a result of the change of control of the Corporation resulting from the transactions contemplated herein;
               (xv) a written notice confirming the termination of the Unanimous Shareholders’ Agreement dated March 31, 2006 relating to the Corporation, executed by each of the Sellers, delivered in accordance with Section 7.2 of said agreement, and the waiver of any and all rights by each of the parties thereunder;
               (xvi) a written notice confirming the termination of the Investment Agreement dated March 19, 2004 among the Corporation, 2144 and 2136 and the waiver of any and all rights by each of the parties thereunder;
               (xvii) a written notice confirming the termination of the Memorandum of Agreement dated June 30, 2006 among the Corporation, Louis Barbeau and Stephan, executed by each of the parties thereto and the waiver of any and all rights by Louis Barbeau;
               (xviii) written consent of Hewlett Packard (Canada) Co., as licensor of certain software programs to the Corporation, as a result of the change of control of the Corporation resulting from the transactions contemplated herein;
               (xix) a certificate, from one of the Sellers in the name of and on behalf of all the Sellers, in a form satisfactory to the Tekelec Parties, confirming that the Blueslice Networks Inc. Share Option Plan has been terminated and that there are no outstanding options relating to the share capital of the Corporation as of the Closing;
               (xx) a certificate from one of the Sellers in the name and on behalf of all of the Sellers, in a form satisfactory to the Tekelec Parties, acting reasonably, confirming that, except as set forth in Section 3.26(k) of Sellers’ Disclosure Schedule, each inventor, author, or creator of, or any other party that has otherwise contributed to, the Corporation Intellectual Property or Owned Software has executed an acknowledgement and assignment confirming the Corporation’s ownership of such Intellectual Property to the Corporation and waived all moral rights in favour of the Corporation;
               (xxi) written consent of HSBC Bank of Canada in accordance to the terms of the April 8, 2010 letter of offer between the

Corporation and HSBC Bank of Canada as a result of the change of control of the Corporation resulting from the transaction contemplated herein; and
               (xxii) such other documents and instruments as may be reasonably required by Purchaser to complete the transactions contemplated herein.
               (c) At the Closing, the Tekelec Parties shall deliver, or cause to be delivered, to the Sellers:
               (i) the Purchase Price pursuant to Section 2.1(b);
               (ii) evidence of the insurance provided in accordance with Section 5.8;
               (iii) a certificate, of a reasonably recent date, of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of its jurisdiction of incorporation or organization;
               (iv) a certificate, of a reasonably recent date, of status, compliance, good standing or like certificate with respect to Tekelec issued by appropriate government officials of its jurisdiction of incorporation or organization;
               (v) the Escrow Agreement, in substantially the form attached hereto as Exhibit C, duly executed by the Tekelec Parties;
               (vi) certified copy of the resolutions of the board of directors or analogous body of each of the Tekelec Parties approving the entering into and completion of the transactions contemplated by this Agreement and the purchase by the Purchaser of the Shares; and
               (vii) certificate of a senior officer of Tekelec addressed to the Sellers confirming that Tekelec has entered into (i) agreements with certain employees of the Corporation or will make offers to certain employees of the Corporation within five (5) Business Days of the Closing Date regarding the payment in cash of an aggregate of US$1.5 million to said employees to be disbursed as determined by Tekelec at its sole discretion upon completion of certain integration milestones agreed between Tekelec and said employees, and (ii) grant agreements with certain employees of the Corporation or will make offers to certain employees of the Corporation within five (5) Business Days of the Closing Date regarding the issuance of US$2 million worth of Tekelec restricted stock units to certain employees of the Corporation upon completion of certain milestones agreed between Tekelec and said employees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          Sellers jointly (pro rata to their shareholdings), and not solidarily, represent and warrant to the Tekelec Parties as follows:
          Section 3.1 Corporate Status. Each of Winvest, 2144, 2136, 171033, 171036, Capital and Positron (collectively, the “Corporate Sellers”) is duly incorporated and validly existing under the Laws of its governing jurisdiction. The Corporation is duly incorporated or amalgamated and validly existing under the Laws of its governing jurisdiction and (i) has all requisite corporate power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified.
          Section 3.2 Authorization. Each of the Sellers has the full power, authority and capacity to enter into, and perform its obligations under, this Agreement and the Escrow Agreement. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and the Escrow Agreement, when executed and delivered by the Sellers (assuming due authorization, execution and delivery by the other parties thereto), will constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          Section 3.3 No Conflict. The execution and delivery of this Agreement and the Escrow Agreement by the Sellers and the consummation of the transactions contemplated hereby or thereby, as applicable, by the Sellers will not (A) violate any applicable Law to which any of the Sellers or the Corporation (or any of their respective properties) is subject, (B) materially conflict with, result in a material violation or material breach of, or constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel (i) any Corporation Contract or material Corporation Lease or (ii) any material Contract to which a Seller is a party or by which the assets of a Seller may be bound, or (C) violate the charter, bylaws or other organizational documents of a Corporate Seller, the Corporation, other than in the case of clause (B)(ii) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not materially impair the Sellers’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby.
          Section 3.4 Consents and Approvals. No notice to, consent, waiver, agreement, approval, or authorization of, or declaration, filing or registration with, or permit from, or assignment by any Governmental Entity or any other Person, is required to be made or obtained by Sellers in connection with the execution, delivery or performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or compliance by the Sellers with any of the provisions hereof or thereof.
          Section 3.5 Capital Structure.
               (a) The authorized share capital of the Corporation consists of an unlimited number of common shares, 6,600,000 Class A shares, 8,991,668 Class B Series 1 shares, 4,954,086 Class B Series 2 shares, 257,143 Class B Series 3 shares, 7,483,657 Class B Series 4 shares and an unlimited number of Class C, Class D, Class E, Class F and Class G shares of which 6,600,000 Class A shares, 8,991,668 Class B Series 1 shares, 4,954,086 Class B Series 2 shares, 257,143 Class B Series 3 shares, 6,221,128 Class B Series 4 shares, 3,888,162 Class D shares and 5,100,000 Class G shares are issued and outstanding as of the date hereof. The Shares are duly authorized, validly issued, fully paid and non-assessable, and are held of record by Sellers, free and clear of Encumbrances. The Shares constitute all of the issued and outstanding shares of the Corporation. Except as set forth in Section 3.5(a) of the Sellers’ Disclosure Schedule, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities or other rights, agreements or commitments relating to the share capital of the Corporation or obligating the Corporation to issue or sell or otherwise transfer shares of the Corporation or any securities convertible into or exchangeable for any shares of the Corporation, (ii) outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire shares of the Corporation or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iii) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of the Corporation.
               (b) The Sellers own the Shares listed opposite their name at Exhibit A. Upon completion of the transactions contemplated by this Agreement, Purchaser will have good and valid title to the Shares, free and clear of all Encumbrances other than (i) those restrictions on transfer, if any, contained in the articles of the Corporation, and (ii) Encumbrances granted by Purchaser.
               (c) The Corporation has no Subsidiaries and does not hold any shares or other ownership, equity or proprietary interests in any other Person.
     Section 3.6 Financial Statements.
               (a) A true and complete copy of the Corporation Financial Statements and the Unaudited Corporation Financial Statements have been made available to Tekelec. The Corporation Financial Statements and the Unaudited Corporation Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as disclosed in the notes thereto), and fairly present the consolidated financial position, results of operations and cash flows of the Corporation as of the dates thereof and for the periods covered thereby.

               (b) Section 3.6(b) of the Sellers’ Disclosure Schedule lists, and copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements”, if any, have been made available to the Purchaser (as defined in Item 303(c) of Regulation S-K under the Securities Act of 1933 and the rules and regulations thereunder).
          Section 3.7 Undisclosed Liabilities. Except as set forth in Section 3.7 of the Sellers’ Disclosure Schedule and except for liabilities which are accrued or reserved against in the Corporation Balance Sheet (or reflected in the notes thereto) and liabilities incurred since the Corporation Balance Sheet Date in the ordinary course of business consistent with past practice, the Corporation does not have any liabilities.
          Section 3.8 Indebtedness. The Corporation has no liabilities which constitutes Indebtedness, except as set forth under the headings “Paid-Out Indebtedness” and “Retained Indebtedness” in Section 1.1 of the Sellers’ Disclosure Schedule.
          Section 3.9 Absence of Certain Changes. From the Corporation Balance Sheet Date through the date of this Agreement, there has not occurred any Material Adverse Effect. From the Corporation Balance Sheet Date through the date of this Agreement, the Corporation has conducted the Business in the ordinary course consistent with past practice, and the Corporation has not:
               (a) amended its articles, bylaws or other organizational documents;
               (b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, restructuring, recapitalization or other reorganization;
               (c) except as set forth in Section 3.9(c) of the Sellers’ Disclosure Schedule, (i) issued, sold, transferred, pledged, disposed of or suffered any Encumbrance on any shares of its share capital or any securities convertible into or exchangeable for any shares of its share capital, (ii) granted or issued any options, warrants or other rights to purchase or obtain any shares of its share capital, (iii) split, combined, subdivided or reclassified any shares of its share capital, (iv) declared, set aside or paid any dividend or other distribution with respect to any shares of its share capital, (v) paid cash bonuses, deferred payment of accounts payable or similar liabilities past their payment due date, invoiced customers in advance of contractual terms, or otherwise impacted any working capital items in a manner inconsistent with past business practice, or (vi) redeemed, purchased or otherwise acquired any shares of its share capital or effected any reduction in capital;
               (d) except as disclosed in Section 3.9(d) of Sellers’ Disclosure Schedule, issued any note, bond or other debt security or incurred or guaranteed any Indebtedness, other than in the ordinary course of business consistent with past practice;
               (e) except in the ordinary course of business consistent with past practice or as required under the terms of any Corporation Plan or any existing employment Contract or Collective Agreement, increased (i) the benefits under any Corporation Plan or (ii) the compensation payable to any officer or employee of the Corporation;
               (f) entered into or consummated any transaction involving the acquisition of the business, share, assets or other properties of any other Person for consideration in excess of US$50,000 (other than purchases of inventory in the ordinary course of business consistent with past practice);
               (g) sold, leased, licensed or otherwise disposed of any material amount of assets or property for consideration in excess of US$50,000, except pursuant to existing Contracts and except in the ordinary course of business consistent with past practice;
               (h) made any capital expenditures in excess of US$50,000;
               (i) initiated any Action or settled any Action involving a payment to or by the Corporation in excess of US$50,000;
               (j) changed any of its accounting principles or practices;
               (k) made or rescinded any material Tax election with respect to the Corporation other than in the ordinary course of business consistent with past practice;
               (l) increased its reserves for contingent liabilities;
               (m) effected any sale and leaseback transactions;
               (n) made any written commitment to, or entered into any written Contract with, customers, other than as provided in the Corporation Contracts;
               (o) written up or written down any of its material assets or revalued its inventory in any material respect;
               (p) suffered any extraordinary casualty losses, damages, destructions, whether or not covered by insurance; or
               (q) agreed or committed by Contract or otherwise to do any of the foregoing.
          Section 3.10 Accounts Receivable; Inventories.
               (a) Set forth in Section 3.10(a) of the Sellers’ Disclosure Schedule are a list of all the accounts receivable of the Corporation and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, “Accounts Receivable”) are valid and subsisting, and except as set forth in Section 3.10(a) of the Sellers’ Disclosure Schedule all such Accounts Receivable arose in the ordinary course of business consistent with past practice. Except to the extent of the allowance for doubtful accounts on the Corporation Balance Sheet, and in the case of Accounts Receivable arising since the date of the Corporation Balance Sheet, to the extent of an allowance for doubtful accounts which is not greater than the rate reflected on the Corporation Balance Sheet and except for matters set fort in Section 3.10(a) of Sellers’ Disclosure Schedule, the invoiced Accounts Receivable are fully collectible as of the Closing Date and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other Encumbrance. For greater certainty, an invoiced Account Receivable will be considered fully collectible as of the Closing Date even if the debtor pursuant thereto becomes insolvent after the Closing Date causing such debtor to default on its obligations if such insolvency was not reasonably foreseeable on such date. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth in 3.10(a) of the Sellers’ Disclosure Schedule. The Corporation has not invoiced or otherwise charged any of its customers for amounts in excess of the amounts that such customer had theretofore agreed to pay for the good and services provided to it by the Corporation. Except as set forth in Section 3.10(a) of the Sellers’ Disclosure Schedule, the Accounts Receivable do not include any amounts that represent invoices for products or services not yet delivered or rendered, unless such amount was billed in accordance with the terms of the respective customer contractual agreement and such amount has a corresponding amount that is recorded in deferred revenue on the Corporation Balance Sheet. All amounts billed by the Corporation have been billed in accordance with the terms of the respective customer Contracts and are collectible in accordance with such terms. All penalties incurred under such customer Contracts (whether or not assessed) have reduced the Accounts Receivable and the deferred revenue balance as of the Closing Date.
               (b) The inventories of the Corporation are of a quality and quantity useable and saleable in the ordinary course of business consistent with past practice, subject to appropriate and adequate allowances reflected on the Corporation Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP. Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Corporation. None of the inventory of the Corporation is held on consignment, or otherwise, by third parties. Section 3.10(b) of the Sellers’ Disclosure Schedule sets forth any (i) off-balance sheet inventory that is held as safety stock and owned by a supplier of the Corporation which has not yet been delivered to the Corporation, (ii) inventory held by a reseller of any of the Corporation which may be returned or put back to the Corporation if unsold by such reseller, (iii) consignment inventory, and (iv) purchase volume commitments that obligate the Corporation.
          Section 3.11 Insurance.
               (a) Set forth in Section 3.11 of the Sellers’ Disclosure Schedule is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Corporation and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2007, and a detailed list of all claims filed by the Corporation with any insurance carrier since January 1, 2007. Such schedule clearly indicates (i) which of such policies are claims made and which of such policies are occurrence based, (ii) the deductibles of each such policy and the amounts which have been applied to such deductibles in the current policy period and (iii) the aggregate amount available under each such policy. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Corporation is not in default with respect to any of its material obligations under any of such insurance policies.
               (b) Since January 1, 2008, the Corporation has at all times maintained insurance as required by Law or under any Contract to which the Corporation is or has been a party, including, without limitation, comprehensive general liability, products liability and unemployment and workers’ compensation coverage. Such insurance insures the property of the Corporation against all ordinary, insurable risks to the full replacement cost thereof.
          Section 3.12 Bank Accounts. Set forth in Section 3.12 of the Sellers’ Disclosure Schedule is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Corporation, together with the names of all persons who are authorized signatories or have access thereto or control thereover.
          Section 3.13 Officers, Directors, Employees, Consultants and Agents; Compensation.
               (a) Set forth in Section 3.13(a) of the Sellers’ Disclosure Schedule is a complete list of: (i) all current directors of the Corporation, (ii) all current officers (with office held) of the Corporation, (iii) all employees (active or other) of the Corporation, (iv) all current paid consultants, sales representatives, commercial agents or other freelancers engaged by the Corporation, and (v) all retirees and terminated employees of the Corporation for which the Corporation has any benefits responsibility or other continuing or contingent obligation; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive or bonus payments owing to such persons but not yet paid and the date of employment, retirement or termination of each such person.
               (b) Exc#ept as set forth in Section 3.13(b) of the Sellers’ Disclosure Schedule: (i) the Corporation is not indebted to any of its officers, directors, employees or consultants except for amounts due in the ordinary course of business consistent with past practice as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice; and (ii) no officer, director, employee, consultant, commercial agent or other freelancer of the Corporation is indebted to the Corporation except for advances for ordinary business expenses in the ordinary course of business consistent with past practice.

               (c) All payments to agents, consultants and others made by the Corporation or by any of the Sellers in connection with the Business have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. To the Knowledge of Sellers, all such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations. The Corporation has properly, fairly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable or deferred and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites, to the extent they were paid or occurred prior to March 31, 2010, have been properly and accurately disclosed in the Corporation Financial Statements and other public or private reports, records or filings of the Corporation, to the extent required by Law.
               (d) Except as set forth in Section 3.13(d) of Sellers’ Disclosure Schedule, no offer of employment or engagement has been made by the Corporation that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
               (e) No employees of the Corporation are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any reason.
               (f) All Contracts between the Corporation and their employees are terminable at any time on one year’s notice or less, or equivalent indemnity in lieu thereof, plus any claim for wages earned through the date of termination, pay in lieu of accrued and untaken vacation, earned commission and pension.
               (g) None of the individuals listed in Section 3.13(g) of the Sellers’ Disclosure Schedule has indicated to the Corporation that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
               (h) Except as set forth in Section 3.13(h) of the Sellers’ Disclosure Schedule, every employee of the Corporation has an effective confidentiality/non-disclosure agreement with the Corporation, and the Corporation has a copy of all such agreements in its files.
          Section 3.14 Labour. (i) The Corporation is not a party to any collective bargaining agreement or any other labour-related agreements with any labour union or labour organization applicable to employees of the Corporation; (ii) no work stoppage involving the Corporation is pending or, to the Knowledge of Sellers, threatened by any labor dispute or Action; (iii) to the Knowledge of Sellers, the Corporation is operating the Business in compliance with all Labour Laws; (iv) to the Knowledge of Sellers, there are no ongoing union certification drives or pending proceedings for certifying a union with respect to employees of the Corporation; and (v) there has been no workplace accident resulting in a fatality of any employee of the Corporation within 365 days prior to the date hereof. “Labour Laws” means any applicable Law relating to employment standards, human rights, health and safety, labour relations, workplace safety, language and insurance and/or pay equity.
          Section 3.15 Customers and Suppliers.
               (a) Section 3.15(a) of the Sellers’ Disclosure Schedule sets forth a true, complete and correct list of the customers, resellers, distributors, and agents of the Corporation and the 10 largest suppliers of the Corporation, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended March 31, 2010 and 2009, provided, that if any Person noted in Section 3.15(a) of the Sellers’ Disclosure Schedule is a reseller, then the Sellers shall also include in Section 3.15(a) of the Sellers’ Disclosure Schedule a list of the end customers related to such resellers. Except as disclosed in Section 3.15(a) of the Sellers’ Disclosure Schedule to the Knowledge of Sellers, the Corporation has not received any indication from any customer, reseller or end-user of the Corporation (including those customers, resellers and end-users listed in Section 3.15(a) of the Sellers’ Disclosure Schedule) to the effect that such customer, reseller or end-user will stop or decrease the rate of buying materials, products or services to the Corporation. Section 3.15(a) of the Sellers’ Disclosure Schedule lists all significant goods or services necessary for the conduct of the business of the Corporation with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all significant goods and services for which there is only one reasonably available source).
               (b) Except as set forth in Section 3.15(b) of the Sellers’ Disclosure Schedule or expressly in the agreements disclosed in Section 3.15(b) of the Sellers’ Disclosure Schedule, the Corporation has not made any offer, binding response to a request for proposal, commitment or promise, in writing, orally or otherwise, under which the Corporation has any current or future obligations (other than confidentiality or similar provisions which customarily survive the termination of such an agreement) to customers, resellers, distributors, partners or agents with respect to its products or services, including with respect to software development or other product features.
          Section 3.16 Product Liability Claims. The Corporation has not received a written claim or allegation of, or been a party or subject to any Action relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Corporation, its employees, agents, consultants or representatives.
          Section 3.17 Product and Service Warranties. Set forth in Section 3.17 of the Sellers’ Disclosure Schedule are the standard forms of product and service warranties and guarantees used by the Corporation and copies of all other outstanding product and service warranties and guarantees. Except as set forth in

Section 3.17 of the Sellers’ Disclosure Schedule, no oral product or service warranties or guarantees have been made by the Corporation. Except as specifically described in Section 3.17 of the Sellers’ Disclosure Schedule, no product or service warranty or indemnity claim or similar claims have been made in writing against the Corporation. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending against the Corporation hereafter with respect to products manufactured or services rendered on or prior to the date hereof will not exceed the amount of the reserve therefor set forth on the Corporation Balance Sheet as current liabilities.
          Section 3.18 Legal Proceedings. There are no Actions pending, or, to the Knowledge of Sellers, threatened against any of the Sellers or the Corporation. The Corporation is not subject to any judgment, decree, injunction or order of any Governmental Entity which would impair the Sellers’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby.
          Section 3.19 Compliance with Laws. The Corporation is operating the Business in compliance with applicable Laws, except for such non compliance as would not, individually or in the aggregate, adversely affect the operations of the Corporation and cause the Corporation to pay an amount of less than US$50,000 to remedy such non compliance. All approvals, permits, licenses and registrations from Governmental Entities (collectively, “Permits”) required to conduct the Business as currently conducted have been obtained by the Corporation and all such Permits are in full force and effect and the Business is being operated in compliance therewith, except where the failure to hold such Permits would not adversely affect the operations of the Corporation and cause the Corporation to pay an amount of less than US$50,000 to remedy such failure.
          Section 3.20 Environmental Matters. (a) the Corporation has obtained all material Permits that are required under any Environmental Law for the operation of the Business as currently being conducted and, all such Permits are in full force and effect;
               (b) the Corporation has operated and is operating the Business in material compliance with Environmental Laws;
               (c) Sellers have made available to Purchaser true, correct and complete copies of all material environmental assessments, audits, studies and other material environmental reports of third party consultants in its possession relating to the Corporation and the Real Property;
               (d) the Corporation has not (i) caused or permitted a Discharge of any Hazardous Substances on, under, in, from, or about the Real Property or (ii) stored or maintained any Hazardous Substances on, at or under any Real Property, in each case, except in compliance with Environmental Laws;
               (e) (i) the Corporation has not received any written notice, demand, letter, claim or remediation order alleging a violation of any Environmental

Law, and (ii) the Corporation is not party to any Action, order (including a remediation order), decree or injunction alleging material liability under any Environmental Law;
               (f) the Corporation is not, nor has it been at any time, a “Producer” or a “Distributor” under the terms of Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), as implemented in each Member State of the European Union in which the Corporation has operated or is operating the Business;
               (g) As used herein, “Environmental Law” means any Law applicable to the Business relating to (i) the protection or enhancement of the natural environment, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances present in or Discharged into the natural environment or (iii) the handling, use, presence, treatment, storage, Release or threatened Release of any Hazardous Substance. “Hazardous Substance” means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law applicable to the Corporation to be a pollutant, contaminant, waste, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good, (ii) any petroleum product or by-product, (iii) any asbestos-containing material (including asbestos-containing vermiculite), chlorinated solvents, lead, urea formaldehyde foam insulation or mould, or (iv) toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, or is otherwise hazardous and is regulated by any Environmental Laws applicable to the Corporation.
          Section 3.21 Taxes. Except as set forth in Section 3.21 of the Sellers’ Disclosure Schedule,
               (a) The Corporation has prepared and filed all Tax Returns required to be filed by it within the prescribed period with the appropriate Taxing Authority in accordance with applicable Laws. Subject to Section 3.21(m), each Tax Return filed by the Corporation is true, correct and complete in all material respects. The Corporation is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. The Corporation has delivered to the Purchaser complete and accurate copies of all income Tax Returns and all notices of assessment or reassessment related thereto received by the Corporation with respect to all tax periods ending on or after March 31, 2006 and before April 1, 2010.
               (b) The Corporation has paid, within the prescribed period, all Taxes and instalments of Taxes, which were required to be paid to any Taxing Authority, before the Closing Date, pursuant to applicable Law. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against the Corporation by any Taxing Authority. All unpaid Taxes of the Corporation attributable to periods after the Corporation Balance Sheet Date arose in the ordinary course of business consistent with past practice and are similar in nature and amount to Taxes which arose during the comparable period of time in the immediately preceding fiscal year. Adequate provision has been made in the books and records of the Corporation for all Taxes payable for all taxable periods ending on or before the Closing Date, and where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes in respect of any time or Transaction prior to the Closing Date.
               (c) The Corporation has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate Taxing Authority all such Taxes as and when required by applicable Law. The amount of any Taxes withheld or collected but not remitted by the Corporation has been retained in its accounts and will be remitted by it to the appropriate Taxing Authority when due, save and except for any Taxes withheld by the Corporation from the Employee Payments which Purchaser shall cause the Corporation to pay in accordance with the provisions of this Agreement, such Taxes being retained in the accounts of the Corporation.
               (d) There are no Actions pending or, to the Knowledge of Sellers, threatened against or affecting the Corporation in respect of any Taxes and, in particular, there are no matters under discussion, audit or appeal with any Taxing Authority relating to Taxes. All Tax Returns of the Corporation for taxation periods ending on or before June 30, 2009 have been assessed by the relevant Taxing Authority.
               (e) The Corporation has not requested, entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return; (ii) to file any election, designations or similar filing relating to Taxes; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes or (iv) any Taxing Authority may assess or collect Taxes. The Corporation has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.
               (f) The Corporation is a resident of Canada for purposes of the Tax Act. The Corporation has, at all relevant times, been and is a taxable Canadian corporation within the meaning of subsection 89(1) of the Tax Act. The Corporation has never been required to file any Tax Return with, and has never been liable to pay any Taxes, to any Taxing Authority outside Canada. No request to file a Tax Return has even been made by a Taxing Authority in a jurisdiction where the Corporation does not file Tax Returns.
               (g) The Corporation has not made any elections pursuant to any Tax Law. The Corporation has not entered into agreements contemplated by section 191.3 of the Tax Act.
               (h) No Person (other than the Purchaser) has ever acquired or had the right to acquire control of the Corporation for purposes of the Tax Act.
               (i) The Corporation is not, nor has it been at any time, associated (within the meaning of the Tax Act) with any other corporation (other than the Purchaser and corporations associated to it).

               (j) None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied to the Corporation at any time on or before the Closing Date.
               (k) The Corporation has not and has not been deemed to have for purposes of the Tax Act, acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the Tax Act. The value of the consideration paid or received by the Corporation for the acquisition, sale, transfer, use or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a non-arm’s length Person, within the meaning of the Tax Act, is equal to the fair market value of such property acquired, provided or sold or services purchased or provided.
               (l) The Corporation has not received any requirement pursuant to section 224 of the Tax Act which remains unsatisfied in any respect. No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in the application, either before, on or after Closing, of section 17 of the Tax Act to the Corporation. Paragraph 214(3)(a) of the Tax Act has not applied as a result of any transaction or event involving the Corporation. For all Transactions between the Corporation and any non-resident Person with whom the Corporation was not dealing at arm’s length on or before the Closing Date, the Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.
               (m) All research and development investment tax credits (“ITCs”) and expenditures claimed by the Corporation for tax periods ending on or before March 31, 2009 were claimed in accordance with the Tax Act and the relevant provincial legislation and the Corporation satisfied at all relevant times the relevant criteria and conditions entitling it to such ITCs and expenditures. All refunds of ITCs received or receivable by the Corporation for tax periods ending on or before March 31, 2009 were claimed in accordance with the Tax Act and the relevant provincial legislation and the Corporation satisfied at all relevant times the relevant criteria and conditions entitling it to claim a refund of such ITCs. The Sellers make no representations on the amount of ITCs to which the Corporation is entitled for the fiscal periods ending March 31, 2010 and thereafter, other than to represent that the amount of such ITCs to which the Corporation is entitled for its taxation year ended March 31, 2010 shall not be less than CDN$2,066,000. The amounts of ITCs and qualifying scientific research and experimental development expenditures which are available, for purposes of the Tax Act and the relevant provincial legislation, to be carried forward by the Corporation for taxation years ending after March 31, 2009 are set out in Section 3.21(m) of the Sellers’ Disclosure Schedule.
               (n) Except for John, none of the Sellers is a non-resident of Canada for the purposes of the Tax Act.

               (o) John is a resident of the United Kingdom for purposes of the Canada-United Kingdom Income Tax Convention and is entitled to all the benefits thereof.
               (p) The Shares constitute “treaty-protected property” within the meaning of the Tax Act and do not, pursuant to amendments to the Tax Act proposed on March 4, 2010, constitute “taxable Canadian property” within the meaning of those amendments.
          Section 3.22 Employee Benefit Plans.
               (a) Section 3.22(a) of the Sellers’ Disclosure Schedule sets forth a list of each Corporation Plan.
               (b) Sellers have made available to Purchaser the text of all Corporation Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date hereof.
               (c) No Corporation Plan is a registered pension plan and the Corporation does not have and has never had any obligation with respect to a defined benefit pension plan or arrangement.
               (d) Each Corporation Plan is and has been maintained in material compliance with its terms and with the requirements prescribed by all applicable Law and is in good standing in respect of such applicable Law and each Corporation Plan that is required to be registered under applicable Law is duly registered with the relevant regulatory authorities.
               (e) All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the Corporation pursuant to the terms of any Corporation Plan or by applicable Law, have been paid, deducted, remitted or performed in accordance with such plan or as required by Law and there are no outstanding material defaults or violations with regard to same.
               (f) There is no action, suit, claim, trial, demand, arbitration or other proceeding pending or, to the Knowledge of Sellers, threatened with respect to the Corporation Plans (other than routine claims for benefits).
               (g) Except as disclosed in Section 3.22(g) of Sellers’ Disclosure Schedule, there is no pending termination or winding-up procedure in respect of any of the Corporation Plans.
               (h) No commitments have been made by the Corporation to amend any Corporation Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable Law or as disclosed in Section 3.22(h) of the Sellers’ Disclosure Schedule.

               (i) Except as disclosed in Section 3.22(i) of Sellers’ Disclosure Schedule, the transactions contemplated in this Agreement shall not, alone or upon the occurrence of any additional or subsequent event, result in any payment, severance or otherwise, or acceleration, vesting or increase in benefits under any Corporation Plan with respect to any employees or former employees of the Corporation.
               (j) No Corporation Plan provides post-retirement or post-employment benefits for the former employees of the Corporation.
               (k) None of the Corporation Plans require or permit retroactive increases or assessments in premiums or payments.
               (l) The Corporation does not contribute and is not required to contribute to any multi-employer pension or benefit plan. No Corporation Plan is a multi-employer pension or benefit plan.
               (m) Except as disclosed in Section 3.22(m) of the Sellers’ Disclosure Schedule, all Corporation Plans can be amended or terminated without any restrictions and the Corporation has the unrestricted power to amend or terminate any of the Corporation Plans.
               (n) The liabilities of the Corporation under any unfunded Corporation Plan are accrued and reflected in the financial statements of the Corporation.
          Section 3.23 Corporation Contracts.
               (a) Except as set forth in Section 3.23(a) of the Sellers’ Disclosure Schedule (such Contracts required to be listed, referred to herein as the “Corporation Contracts”), the Corporation is not a party to or otherwise obligated under any of the following, whether written or oral:
               (i) any Contract providing for the sale of products, the provision of services or warranty liability by the Corporation to any other person or entity or otherwise pursuant to which the Corporation has accepted the terms and conditions of the other party thereto in value in excess of US$75,000;
               (ii) except as set forth in Section 3.13(a) and Section 3.13(d) of Sellers’ Disclosure Schedule, any employment, consulting or similar Contract requiring payment by the Corporation of compensation in excess of US$50,000;
               (iii) any Contract with any customer, reseller or agent, which may require payment by the Corporation or by a customer, reseller or agent of an amount in excess of US$50,000;
               (iv) any Contract containing any most favored customer or similar provision;

               (v) any support service level Contract with any customer, reseller or agent;
               (vi) any single Contract providing for an expenditure by the Corporation in excess of US$50,000 or any Contracts with the same or affiliated vendor(s) providing for an expenditure by the Corporation in excess of US$50,000;
               (vii) except as set forth in Section 3.25 of the Sellers’ Disclosure Schedule, any Contract providing for an expenditure by the Corporation for the purchase, lease or sale of any real property;
               (viii) any Contract, bid or offer to sell products or to provide services to third parties which (i) the Corporation knows or has reason to believe is at a price which would result in a net loss to the Corporation on the sale of such products or provision of such services, (ii) contains terms or conditions which the Corporation cannot reasonably expect the Corporation to satisfy or fulfill in whole or in part (including, without limitation, any software development deadline), or (iii) would permit such a third party to seek or recover consequential damages;
               (ix) any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Corporation or at a price materially in excess of the current reasonable market price at the time of such commitment or at the time of expected delivery of such materials, supplies, component parts or other items or services;
               (x) any Contract pursuant to which the Corporation is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the ordinary course of business consistent with past practice with annual lease payments no greater than US$50,000);
               (xi) any Contract pursuant to which the Corporation is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by any of the Sellers or an officer or employee of the Corporation or any Affiliate thereof;
               (xii) any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;
               (xiii) any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith and total payoff amount as of the payoff date specified thereon);
               (xiv) any assumption, surety, guarantee, support, indemnity or other similar type of Contract guaranteeing or supporting the obligations of or indemnifying another Person;
               (xv) any arrangement or other agreement which involves (i) a sharing of profits, or (ii) any joint venture, partnership or similar Contract or arrangement.
               (xvi) any sales agency, sales representation, consulting, distributorship or franchise agreement that is not terminable in 30 days or less without cost or penalty and which may require payment by the Corporation of compensation in excess of US$50,000;
               (xvii) any contract (i) prohibiting competition by the Corporation, (ii) prohibiting the Corporation or its employees from freely engaging in any business anywhere in the world, other than the Corporation’s standard employee confidentiality and employee non-compete agreements, or (iii) prohibiting the disclosure of trade secrets or other confidential or proprietary information (in the case of (iii), other than employee non-disclosure agreements and other non-disclosure agreements entered into in the ordinary course of business consistent with past practice);
               (xviii) any Contract providing for the payment of cash or other benefits upon the sale, merger or other change of control of the Corporation or a substantial portion of the respective assets of any of them;
               (xix) any Contract pursuant to which the Corporation has entered into or has agreed to enter into any hedging or similar transactions;
               (xx) any Contract pursuant to which the Corporation has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like;
               (xxi) other than as set forth in Section 3.26(b) of the Sellers’ Disclosure Schedule, any license, sublicense, assignment or agreement that is included in or related to the Corporation Intellectual Property or another’s Intellectual Property, except for any Corporation Software that is distributed, sold or licensed by the Corporation to third parties in the ordinary course of business consistent with past practice, provided, however, that Sellers shall have provided Purchaser with copies of all standard form software license agreements, distribution agreements and like agreements pursuant to which such Corporation Software is so distributed, sold or licensed;
               (xxii) any (i) Contract pursuant to which a penalty, incurred or explicit, has been incurred or assessed, (ii) no charge sales order which is a sales order where there is no charge for an item on such order, (iii) Contract pursuant to which any service level agreement penalties, incurred or explicit, have been incurred or assessed or to the Knowledge of Sellers will be incurred or assessed within twelve (12) months of the date hereof, or (iv) Contract pursuant to which a service credit has been provided, however, that any such Contract or sales order that has a value of US$50,000 or less shall not be required to be disclosed in Section 3.23(a) of the Sellers’ Disclosure Schedule;
               (xxiii) any other material Contract which is not cancelable without penalty on 30 days notice or less and which is not specifically described on any other Schedule to this Agreement and which is a commitment (whether an expenditure, receivable or otherwise) in excess of US$50,000 over next 12 months;
               (xxiv) any Contract obligating the Corporation to deliver future product enhancements involving costs to the Corporation of in excess of US$50,000 or which may entitle the Corporation to receive in excess of US$50,000; and
               (xxv) any Contract pursuant to which the Corporation has undertaken to deliver, or pursuant to which the receipt of revenue is contingent upon the delivery of, products or services not in commercial existence as of the date hereof that may require payment by the Corporation of an amount in excess of US$50,000 or that may entitle the Corporation to receive an amount in excess of US$50,000.
               (b) Except as set forth in Section 3.23(a) and 3.23(b) of the Sellers’ Disclosure Schedule, (i) each Corporation Contract (A) constitutes a valid and binding obligation of the Corporation and, to the Knowledge of Sellers, the other parties thereto, enforceable against the Corporation and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (B) is in full force and effect, and (ii) neither the Corporation, nor, to the Knowledge of Sellers, any other party to any of the Corporation Contracts, is in breach or default under any Corporation Contract and there are no material disputes pending or threatened with regard to any Corporation Contracts. The Corporation has delivered or made available to Purchaser, a true, complete and accurate copy of each written Corporation Contract required to be disclosed in Section 3.23(a) of the Sellers’ Disclosure Schedule and a true, complete and accurate description of each oral Contract required to be disclosed in Section 3.23(a) of the Sellers’ Disclosure Schedule, and none of such Contracts has been modified or amended in any respect (including with respect to any customer requirements or expectations that are different than, or in addition to, those set forth in such Contracts), except as reflected in such disclosure to Purchaser.
               (c) The Corporation has no commitments or other obligations of value greater than US$50,000 (including with respect to software feature or development obligations or commitments), written or oral, to any customer, reseller, agent or other third party, except for those explicitly and expressly set forth in the Contracts required to be disclosed in Section 3.23(a), Section 3.26 or Section 3.15 of the Sellers’ Disclosure Schedule. All deliverables required to be delivered by the Corporation under any Contract, have been delivered in accordance with customer, reseller or agent requirements set forth in such Contract or as set forth in Section 3.23(c) of the Sellers’ Disclosure Schedule. Except as set forth in Section 3.23(c) of the Sellers’ Disclosure Schedule, all work for each Contract that has been fully invoiced (i.e., the aggregate amount of invoices with respect to each such Contract equals or exceeds the total contract price) has been fully and completely performed in accordance with the Contract specifications with respect to the required scope of work.
          Section 3.24 Personal Property. Except as may be reflected in the Corporation Balance Sheet, the Corporation owns or leases, free and clear of any Encumbrances (except for Permitted Encumbrances), all the tangible personal property reflected in the Corporation Balance Sheet used or held for use by the Corporation in the Business and all such tangible personal property acquired by the Corporation since the Corporation Balance Sheet Date, except for inventory or other tangible personal property that has been sold or otherwise disposed of in the ordinary course of business consistent with past practice.
          Section 3.25 Real Property.
               (a) The Corporation has never owned nor does it currently own any real property (immovables).
               (b) Section 3.25(b) of the Sellers’ Disclosure Schedule sets forth a list of all of the leases or subleases pursuant to which the Corporation holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Corporation Leases”) and each leased or subleased parcel of real property in which Corporation is a tenant or subtenant thereunder (the “Leased Real Property”). Other than the Corporation Leases, the Corporation has not leased any other real property (immovable). True and complete copies of the Corporation Leases have been made available to Tekelec. There are no restrictive covenants, municipal by-laws or other Laws that in any way materially restrict or prohibit the use of any material Leased Real Property for the purposes for which it is used in the Business as of the date hereof, other than Permitted Encumbrances. Except as set forth in Section 3.25(b) of the Sellers’

Disclosure Schedule, (i) each Corporation Lease (A) constitutes a valid and binding obligation of the Corporation (B) assuming such material Corporation Lease is a legal, valid and binding obligation of, and enforceable against the other parties thereto, is enforceable against the Corporation, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (C) is in full force and effect, (ii) the Corporation is not in breach or default under any Corporation Lease (iii) to the Knowledge of Sellers, none of the landlords or sublandlords under any Corporation Leases is in breach or default of its obligations under any such Corporation Lease, (iv) to the Knowledge of Sellers, each Leased Property is free from structural or material defaults and no Leased Property is currently under construction, (vi) the Corporation has not received any work orders required from any fire department or any other Government Entity and to the Knowledge of Sellers, there are no matters under discussion with or by the Corporation relating to work orders on or in respect of the Leased Property, and (vii) no rent under any Corporation Lease has been prepaid nor are there any amounts payable by a lessee under any Corporation Lease in the future for a retroactive period. Copies of all material Corporation Leases, together with any material amendments thereto, have heretofore been made available to Purchaser.
               (c) Except as set forth in Section 3.25(c) of the Sellers’ Disclosure Schedule, the Corporation is not a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which the Corporation is a sub-lessor or assignor of the Leased Real Property.
          Section 3.26 Intellectual Property.
               (a) Section 3.26(a) of the Sellers’ Disclosure Schedule contains a true, complete and accurate list of each of the following items of Corporation Intellectual Property: patents and patent applications, trademarks, service marks, trade names, corporate names, whether or not registered, and the registrations of and applications for registration of the foregoing; registered copyrights and applications for copyright registration; and registrations of such copyrights; registered industrial designs and applications therefor; and domain names and registrations thereof, and Owned Software (such items required to be listed, referred to herein as “Scheduled Corporation Intellectual Property”). Section 3.26(a)(i) of the Sellers’ Disclosure Schedule accurately summarizes, where applicable, the following for each item of Scheduled Corporation Intellectual Property: status (e.g. issued, pending, abandoned, in reinstatement) patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), owner(s) as registered at the national intellectual property office, country of filing, and the next maintenance fee and other administrative obligations required to maintain or prosecute such Intellectual Property, and the due date therefor. Section 3.26(a)(ii) of the Sellers’ Disclosure Schedule contains a true, complete and accurate list of material Software (indicating current version number) included in the Owned Software. There is no proceeding or action before any court or tribunal (including the Canadian Intellectual Property Office, the United States Patent and Trademark Office or similar authorities anywhere in the world) related to any

Scheduled Corporation Intellectual Property other than prosecution proceedings entered into in the ordinary course of business consistent with past practice with the applicable issuing or granting authorities. All such Scheduled Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance or other fees or taxes or actions due within 90 days after the Closing.
               (b) Section 3.26(b) of the Sellers’ Disclosure Schedule contains a list of all Contracts relating to Intellectual Property or Software (including Corporation Software and any other Software used in the ordinary course of business consistent with past practice of the Corporation) to which the Corporation is a party or is otherwise obligated, including without limitation any agreement by which the Corporation (i) (A) licensed any Person under any Corporation Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Corporation Intellectual Property License”); (B) is licensed under any Intellectual Property owned by another Person (such agreement, a “Third Party Intellectual Property License”); (C) uses, owns, assigned or is assigned any right or interest in, settled any dispute, or released or was released from any claim pertaining to, any Intellectual Property; (D) is restricted in or obligated with respect to, or has restricted or obligated another with respect to, the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property; (E) granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property; or (F) has other than in the ordinary course of business consistent with statutory provisions governing the sale of goods, given, obtained or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property, or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i), (each such agreement described in this Section 3.26(b), a “Corporation Intellectual Property Agreement”).
               (c) The Corporation has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, Corporation Intellectual Property, free and clear of all Liens (other than restrictions on Corporation Intellectual Property that are set forth in the terms and conditions of Third Party Intellectual Property Licenses listed in Section 3.23(a) of the Sellers’ Disclosure Schedule). The Corporation has the right to use and otherwise exploit in the manner currently used or exploited, or as proposed, or reasonably expected, to be used or exploited, by the Corporation, Corporation Manufacturing Tools, Corporation Software and all other Intellectual Property used or exploited by the Corporation that is material to the operation of the Business and the Corporation will continue to have the right to use and exploit such Corporation Manufacturing Tools, Corporation Software and Intellectual Property in the same manner and to the same extent as it was just prior to Closing.
               (d) To the Knowledge of Sellers, each item of Corporation Intellectual Property is valid and enforceable. There is no pending action or claim or allegation asserting the invalidity or unenforceability of any item of Corporation

Intellectual Property. In no instance has copyright protection in the Corporation Software been dedicated to the public domain or become subject to an obligation to freely license all third parties or publicly disclose source code.
               (e) The Corporation Intellectual Property and Third Party Intellectual Property Licenses include all rights of the Corporation in Intellectual Property used or exploited in or necessary for the operations or conduct of the Business (as such operations are currently conducted). There are no change of control or other provisions of such Third Party Intellectual Property Licenses that may prevent or inhibit the Purchaser from exploiting the Third Party Intellectual Property Licenses.
               (f) No Corporation Intellectual Property or Owned Software is subject to any judgment, order, writ, injunction, or decree of any court or other Governmental Entity that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects Corporation Intellectual Property or Owned Software.
               (g) The Corporation (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), the products and services offered by or on behalf of or through the Corporation (whether by sale, license or otherwise), the processes or business methods used by or at the direction of the Corporation, and the operation of the business of the Corporation has not and have not infringed, misappropriated or otherwise violated, and does not and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There has not been any unauthorized disclosure of any third party Intellectual Property by the Corporation, or by any employees or officers of the Corporation. The use of the Corporation Intellectual Property or Corporation Software by the Corporation does not conflict with any rights of any Person.
               (h) There is not and has not been any unauthorized use, exploitation or disclosure, infringement, misappropriation or other violation of any Corporation Intellectual Property by any Person.
               (i) There has been no claim made, or to the Knowledge of Sellers, threatened, by or against the Corporation (and the Corporation has not been a party to any Action including such a claim), and the Corporation has not received or provided notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Corporation Intellectual Property; (ii) challenging the Corporation’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Corporation has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations asserting the misappropriation, violation or infringement of Intellectual Property, or that would, if established, affect Corporation Intellectual Property, Corporation Intellectual Property Agreements, or the ability of the

Corporation to carry out the business of the Corporation in the future without infringing, misappropriating or violating the Intellectual Property of any Person.
               (j) Except as described in Section 3.26(j) of the Sellers’ Disclosure Schedule, the Corporation has taken all actions reasonably necessary to maintain and protect Corporation Intellectual Property, including without limitation, (i) paying all application, examination, registration, issue, renewal and maintenance or other fees that have become due, (ii) filing all necessary responses (including responses to Office actions), documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities, (iii) recording documents of title and releases of security interests required to perfect rights in Corporation Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, and (v) exercising reasonable care, including taking all reasonable steps, to protect the Corporation’s rights in confidential information and trade secrets and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to the Corporation in confidence.
               (k) Except as set forth in Section 3.26(k) of the Sellers’ Disclosure Schedule, the Corporation’s current and former employees, officers and independent contractors and consultants who have created any Intellectual Property used or held for use or exploitation by the Corporation (including without limitation any Intellectual Property incorporated in Corporation Software), have assigned ownership of such Intellectual Property to Corporation through a Corporation Intellectual Property Agreement, waived in writing all moral rights in favour of the Corporation, and entered into agreements with the Corporation preventing them from disclosing confidential information to any third party or making any improper use of confidential information.
               (l) None of the Corporation Intellectual Property was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.
               (m) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Corporation Intellectual Property or rights or obligations under any Corporation Intellectual Property Agreement.
               (n) Except as set forth in Section 3.26(n) of the Sellers’ Disclosure Schedule, none of the Corporation Software: (i) incorporates any Public Software, includes any modifications to any Public Software, or is subject to any Public Software license or is subject to any license or other contractual obligation that (A) requires the Corporation to divulge to any Person any source code or trade secret that is part of Corporation Software, (B) licenses a third party to create any derivative work based on Corporation Software or any part thereof, or (C) licenses a third party to distribute or redistribute Corporation Software or any part thereof at no charge; or (ii) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.
               (o) The Corporation owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, each item of Corporation Software and the Corporation Manufacturing Tools in the same manner and to the same extent as it was used prior to the Closing, including, without limitation, the uninterrupted right to continue to distribute after the Closing in the same manner and to the same extent as prior to Closing, all Software embedded in or otherwise distributed with or distributed for use in connection with products and services distributed in the ordinary course of business. Corporation Software constitutes all Software necessary to conduct the business and operations of the Corporation as currently conducted and reasonably anticipated to be conducted following the Closing.
               (p) All Corporation Manufacturing Tools and Corporation Software (i) is in the possession, custody and control of the Corporation, along with all hardware and software tools, documentation, and other materials necessary to exploit Corporation Manufacturing Tools and Corporation Software in the ordinary course of business, and such Corporation Manufacturing Tools and Corporation Software and related tools and materials will remain so immediately after the Closing, (ii) has been catalogued and documented as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such items by readily using the existing source code, engineering drawings, machine settings and documentation, and (iii) is stored in electronic form with up-to-date appropriately catalogued versions, in at least two separate geographical locations for effective disaster recovery. No Corporation Software in source code form has been provided to the Corporation persons except on a need-to-know basis. The Owned Software has not been presented or disclosed in source code form to any third party (including without limitation, employees and officers of the Corporation) except under written confidentiality agreements or written source code escrow agreements listed in Section 3.26(b) of the Sellers’ Disclosure Schedule. There has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Corporation proprietary data or Corporation Software.
               (q) Except as set forth in Section 3.26(q) of the Sellers’ Disclosure Schedule, the Corporation is not obligated to support or maintain any Corporation Software except pursuant to agreements that will terminate by their terms or are terminable at will by the Corporation (and other than for cause) on a periodic basis and that provide for periodic payments to the Corporation for such services.
               (r) The Corporation Software is free of material defects and material errors, and functions in substantial conformity with documentation therefor.
               (s) The Corporation has not undertaken any commitment to commit any Corporation Intellectual Property to the public domain, to the free and unrestricted use of any trade group or association, or to be licensed freely on any predetermined terms (including any commitment to grant licenses of “reasonable and non-discriminatory” terms), including, without limitation, any commitment or obligation arising from participation by the Corporation in any standards-setting activities or any standards-setting organizations including patent pools and the like. The participation, conduct and activities of the Corporation in any standards-setting activities or any standards-setting organizations prior to the Closing shall not cause the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, any Corporation Intellectual Property or Owned Software to be limited, restricted, impaired or otherwise adversely affected, whether as a result of compliance or non-compliance by the Corporation with any intellectual property policy and practices (whether or not written or formally adopted) of any such activities or organization.
               (t) Except as set forth in Section 3.26(t) of the Sellers’ Disclosure Schedule, the Corporation does not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services and the Corporation provides no such services to others.
               (u) The Corporation maintains policies and/or procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all their obligations under applicable Law, except for such non-compliance as would not, individually or in the aggregate, adversely affect the operations of the Corporation and cause the Corporation to pay an amount of less than US$50,000 to remedy such non-compliance. The Corporation has operational business continuity plans addressing the possibility of future significant business disruptions, including but not limited to procedures to follow in the event of the loss of key personnel, equipment and facilities. There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession of the Corporation that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Corporation is in compliance with all applicable privacy policies, terms of use, customer agreements and Law, except for such non compliance as would not, individually or in the aggregate, result in a Material Adverse Effect on the Corporation.
               (v) The Corporation has taken commercially reasonable steps to establish and protect its ownership of Corporation Intellectual Property, including, without limitation, taking reasonable steps to protect the confidential status of all trade secret or confidential information, including entering into written agreements with (or, with regard to employees, establishing binding policies) all Persons who receive any confidential or trade secret information restricting the disclosure of such information or material to any third party and preventing the improper or unauthorized use of such information or material.
          Section 3.27 Affiliated Transactions. As of the date hereof, except as set forth in Section 3.27 of the Sellers’ Disclosure Schedule, there are no Contracts providing for the provision or sharing of services or tangible or intangible assets or any other matter between the Corporation, on the one hand, and the Sellers or their Affiliates (other than the Corporation), on the other hand. Except as set forth in Section 3.27 of the

Sellers’ Disclosure Schedule, there are no letters of credit, guarantees or similar obligations given by the Corporation in respect of Indebtedness or liabilities of any Person (other than the Corporation).
          Section 3.28 Assets Used in the Business. The assets, properties, rights and interests of the Corporation constitute in all material respects all assets, properties, rights and interests of the Corporation used in the Business as of the date hereof.
          Section 3.29 Books and Records. The books and records of the Corporation (including, for greater certainty, financial, operations, sales, accounts, and purchase books and records) present in all material respects the respective financial positions of the Corporation as at the relevant dates, and all material financial transactions of the Corporation have been accurately recorded in all material respects in such books and records.
          Section 3.30 Brokers’ Fees. Except as set forth in Section 3.30 of the Sellers’ Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers or any of their Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          The Tekelec Parties solidarily represent and warrant to Sellers as follows:
          Section 4.1 Corporate Status. Each of the Tekelec Parties is duly incorporated and validly existing under the Laws of its governing jurisdiction and each (i) has all requisite corporate power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified.
          Section 4.2 Authorization. Each of the Tekelec Parties has all the requisite corporate power and authority to enter into, and to perform its obligations under, this Agreement and the Escrow Agreement. The execution and delivery of this Agreement and the Escrow Agreement by the Tekelec Parties and the consummation by the Tekelec Parties of the transactions contemplated hereby or thereby (as applicable) have been duly and validly authorized by the Boards of Directors of the Tekelec Parties and no other corporate proceedings of either of the Tekelec Parties, including approval of the shareholders of Tekelec, are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby (as applicable). This Agreement has been duly executed and delivered by the Tekelec Parties, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and the Escrow Agreement, when executed and delivered by the Tekelec Parties (assuming due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding obligation of the Tekelec Parties, enforceable against the Tekelec Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          Section 4.3 Legal Proceedings. There are no Actions pending, or, to the Knowledge of Tekelec, threatened against any of the Tekelec Parties or their Affiliates, which if adversely determined, (i) would materially impair the Tekelec Parties’ ability to perform their obligations under this Agreement or the Escrow Agreement (as applicable) or consummate the transactions contemplated hereby or thereby (as applicable) or (ii) would challenge the validity or enforceability of this Agreement or the Escrow Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby.
          Section 4.4 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Tekelec Parties or any of their Affiliates.
          Section 4.5 No Conflict. The execution and delivery of this Agreement and the Escrow Agreement by the Tekelec Parties and the consummation of the transactions contemplated hereby or thereby (as applicable) will not (i) violate any applicable Law to which any of the Tekelec Parties (or any of their respective Subsidiaries) is subject or (ii) violate the charter, bylaws or other organizational documents of a Tekelec Party.
          Section 4.6 Consents and Approvals. No notice to, consent, waiver, agreement, approval, or authorization of, or declaration, filing or registration with, or permit from, or assignment by any Governmental Entity or any other Person, is required to be made or obtained by the Tekelec Parties in connection with the execution, delivery or performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or compliance by the Tekelec Parties with any of the provisions hereof.
          Section 4.7 No Vote Required. No vote of the shareholders of Tekelec is required by applicable Law, Tekelec’s Certificate or Articles of Incorporation or by-laws or otherwise in order for Tekelec and Purchaser to consummate the transactions contemplated herein.
          Section 4.8 Financing. Tekelec has, and will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price in connection with the transactions contemplated herein and to pay all fees and expenses in connection therewith.

ARTICLE V
COVENANTS
          Section 5.1 Publicity. The Tekelec Parties and the Sellers shall communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. The Tekelec Parties and the Sellers agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of the Tekelec Parties and the Sellers, except as such release or announcement may be required by Law or the rules and regulations of any share exchange upon which the securities of Sellers or Tekelec, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
          Section 5.2 Further Actions. Sellers and the Tekelec Parties shall use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their obligations in respect of this Agreement and the transaction contemplated hereby. Sellers and the Tekelec Parties will coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Sellers or the Tekelec Parties, as the case may be, in connection with the filing and other actions contemplated by Section 5.3.
          Section 5.3 Filings; Authorizations.
               (a) Sellers, on the one hand, and Tekelec, on the other hand, shall promptly provide or file or cause to be provided or filed all necessary filings and any additional information requested by any Governmental Entity in connection with the transactions contemplated hereby. Each of Tekelec and Sellers shall, and shall cause its Subsidiaries to, comply with any applicable post-Closing notification or filing requirements, as well as with other requirements of any antitrust, trade, competition, investment or similar Law. Each of Tekelec and Sellers shall promptly cooperate and consult with respect to the preparation and submission of any filings with a Governmental Entity that may be required by Law or be considered by either party to be reasonably required, as well as with respect to the preparation and submission of any information requested by a Governmental Entity, in connection with the transactions contemplated hereby, including by providing to the other party or its counsel (i) an opportunity to review and input into drafts of such filings and other written communications with a Governmental Entity prior to their finalization, (ii) any reasonably available information that may be requested for such purpose and (iii) copies of all filings and other information provided to any Governmental Entity. Any such information marked or designated as “Highly Confidential” shall be exchanged only between legal counsel to the parties and shall be redacted from any copies of filings or other materials that may be provided to other representatives of the recipient party. Each of Tekelec and Sellers shall also cooperate with respect to, and provide counsel to the other party with an opportunity to attend and/or participate in, any meetings, conference calls or other communications that may be held with any Governmental Entity in connection with the transactions contemplated hereby.
               (b) Tekelec and Sellers shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Corporation Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties shall furnish such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.
          Section 5.4 Termination of Agreements. As of the Closing, except for those Contracts set forth in Section 5.4 of the Sellers’ Disclosure Schedule, all Contracts between the Corporation, on the one hand, and any of the Sellers or Affiliates (other than the Corporation), on the other hand (the “Terminating Contracts”), shall be terminated as between them and shall be without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder. Tekelec agrees to take and to cause the Corporation to take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.
          Section 5.5 Tax Matters. (a) If the amount of any capital dividend (within the meaning of subsection 83(2) of the Tax Act) paid by the Corporation prior to the Closing Date is in excess of the capital dividend account (as defined in the Tax Act) of the Corporation immediately before such dividend became payable, the Sellers shall, and shall exercise commercially reasonable efforts to cause any other shareholder of the Corporation who has been paid such dividend to, prepare and file the necessary election forms to treat such dividend as two distinct dividends, namely: (i) a “capital dividend” equal to the balance of the capital dividend account of the Corporation immediately before such dividend became payable, and (ii) a “taxable dividend” for any excess. The Sellers shall, and shall exercise commercially reasonable efforts to cause such other shareholder to, comply with the provisions of subsection 184(3) of the Tax Act and related regulations and the equivalent provisions of any applicable provincial tax statute and ensure that such election is made in the prescribed manner and filed with the appropriate Taxing Authorities together with all require supporting documents. The Sellers shall, and shall exercise commercially reasonable efforts to cause other shareholder to, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to implement and carry out the true intent and meaning of this Section 5.5(a).
               (b) If the Corporation made an eligible dividend designation (as defined in the Tax Act) for any dividends paid or payable prior to the opening of business on the Closing Date in excess of what is permitted pursuant to the Tax Act, the

Sellers shall, and shall exercise commercially reasonable efforts to cause any other shareholder who has been paid such dividends to, comply with the provisions of subsection 185.1 (2) of the Tax Act and the equivalent provisions of any applicable provincial tax statute to treat such excess as taxable dividends and not as eligible dividends and ensure that such election is made in the prescribed manner and filed with the appropriate Taxing Authorities together with all the required supporting documents. The Sellers shall, and shall exercise commercially reasonable efforts to cause such other shareholder to, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to implement and carry out the true intent and meaning of this Section 5.5(b).
               (c) The Purchaser and the Sellers confirm that no portion of the Purchase Price payable to the Sellers is attributable to non-compete and non-solicitation covenants. The Purchaser and the Sellers confirm that the covenants set forth in Section 5.7 hereof have been granted to maintain or preserve the value of the Shares acquired by Purchaser hereunder. At the request of the Sellers, the Purchaser shall execute an election with the Sellers containing prescribed information under section 56.4 of the Tax Act and any other comparable applicable provision under the Taxation Act (Québec).
               (d) The Purchaser will cause the Corporation to prepare and file all Tax Returns for the Corporation due after the Closing Date in respect of periods ending on or before or which include the Closing Date, which Tax Returns will be prepared and filed on a timely basis. Not less than 30 days prior to the due date of any such Tax Return, the Purchaser will provide the Sellers with a substantially final draft of the Tax Return (the “Draft Return”). The Sellers and its accountants have the right to review the Draft Return and any working papers relating to its preparation. Within 15 days after the date that the Sellers receive the Draft Return, the Sellers will advise the Purchaser in writing that they either agree with the Draft Return or do not agree with the Draft Return, in which case the Seller will set out, in reasonable detail, the basis for such disagreement.
               (e) If the Sellers notify the Purchaser of a disagreement pursuant to Section 7.4, the Sellers and the Purchaser will attempt to resolve such disagreement; provided, however, that if the Sellers and the Purchaser fail to reach agreement, and notwithstanding Section 7.3 of this Agreement, then the disagreement will be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Sellers and the Purchaser, failing which the firm will be PricewaterhouseCoopers LLP. The fees and expenses of the accountants in making any such determination will be borne 50% by the Seller and 50% by the Purchaser. Upon request by Sellers, the Purchaser shall cause the Corporation to make the election under subsection 256(9) of the Tax Act and the corresponding provincial election in respect of the taxation year of the Corporation ending as a result of the completion of the transactions contemplated in this Agreement.

               (f) The Corporation shall pay or cause to be paid on a timely basis all Taxes shown as due on the Tax Returns prepared in accordance with Section 5.5(d), including Taxes to be remitted in respect of the Employee Payments.
               (g) The Tekelec Parties and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request), subject to Section 5.6 hereof, the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Tekelec Parties shall (i) retain all books and records with respect to Tax matters pertinent to the Corporation relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention requirements stipulated by the relevant Law and agreements entered into with any Taxing Authority and (ii) to give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers so request, shall allow the requesting party to take possession of such books and records.
               (h) Neither Tekelec nor any of its Affiliates (including, after the Closing, the Corporation) shall, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, (i) make or change any Tax election affecting any pre-Closing Tax period of the Sellers or any of their Affiliates, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by the Sellers or any of their Affiliates relating to a pre-Closing Tax period or (iii) take any action that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax asset of any of the Corporation (or the Sellers or any of their Affiliates) in respect of a pre-Closing Tax period.
          Section 5.6 Post-Closing Access. After the Closing, upon reasonable notice and provided that such Persons (if they are not Sellers) sign non-disclosure agreements in form and substance acceptable to Purchaser, Purchaser will give, or will cause to be given, to the accountants and/or tax advisors and/or legal counsel of each of the Sellers, access, during normal business hours, to the books and records which relate to the Corporation and the Business and which relate to periods prior to the Closing, and will permit such Persons to examine and copy such books and records to the extent reasonably requested by any Seller in connection strictly with the preparation of Tax Returns and financial reporting matters, audits, legal proceedings, Actions, governmental investigations and other business purposes.
          Section 5.7 Non-Competition.
               (a) For a period of three (3) years from and after the Closing, each Seller, shall not, and shall cause any of its Affiliates not to, directly or indirectly, engage in or own any interest (other than an interest of less than five (5) percent of the voting securities of a publicly traded corporation) in a Competitive Business, provided, however, that, except with respect to Stephan Ouaknine, the covenant set forth in this Section 5.7 shall not be applicable to and enforceable against a Seller that is an employee or a consultant of the Corporation immediately prior to Closing and remains an employee or a consultant of the Corporation immediately following Closing.
               (b) As used in this Agreement, “Competitive Business” means any entity or business that engages, directly or indirectly, in the development or sale of subscriber data management systems for mobile or fixed communications operators, except with respect to the development of such systems that is (i) incidental to the principal business of said entity or business, (ii) for internal use only, and (iii) not for sale or licensing in anyway.
               (c) For a period of two (2) years from and after the Closing, each of the Sellers shall not, and shall cause each of its Affiliates not to directly (i) induce or attempt to induce any employee of the Corporation to leave the employ of the Corporation and its Affiliates, (ii) in any way interfere with the relationship between Purchaser and its Affiliates and any such employee, or (iii) employ or otherwise engage as an employee, independent contractor or otherwise, any such employee, without the prior written consent of Purchaser, provided, however, that such undertakings shall not apply to general solicitations by any of the Sellers or any of their Affiliates and solicitations undertaken by a third party on behalf of a Seller or any of its Affiliates without Seller or any of its Affiliates requesting the recruiting of such Person.
          Section 5.8 Directors’ and Officers’ Indemnification and Insurance.
               (a) The Tekelec Parties shall cause the provisions of the certificate and articles of incorporation and by-laws of the Corporation relating to indemnification of the directors and officers (or former directors and officers) of the Corporation to remain in full force and effect and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors or officers of the Corporation. The obligations set out in the previous sentence shall also apply to any successors or assigns of the Corporation.
               (b) The Tekelec Parties shall cause the Corporation or their successors or assigns to maintain in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance, provided such insurance is reasonably available, covering the present directors and officers of the Corporation, which policy shall (i) have the same dollar limit coverage as is applicable to the Corporation’s present directors and officers and (ii) contain terms and conditions that are substantially equivalent to such insurance maintained by the Corporation for the benefit of its directors and officers for matters occurring prior to the Closing Date.
               (c) The obligations of Tekelec, the Corporation (or their respective successors and assigns) under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnified party to whom this

Section 5.8 applies without the consent of such indemnified party (it being expressly agreed that the indemnified parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).
          Section 5.9 Undertaking by Tekelec. Tekelec expressly undertakes that it shall cause Purchaser to comply with its obligations under this Agreement.
          Section 5.10 Undertaking by Tekelec Parties. The Tekelec Parties expressly undertake to cause the Corporation to make the Employee Payments no later than the Corporation’s second payroll following the Closing Date.
ARTICLE VI
INDEMNIFICATION
          Section 6.1 Survival.
               (a) The representations and warranties contained herein shall survive the Closing until the date that is fifteen (15) months following the Closing Date and shall thereupon terminate; provided, however, that the representations and warranties made by (i) the Sellers in Section 3.1, Section 3.2 and Section 3.5, and (ii) the Tekelec Parties in Section 4.1 and Section 4.2, shall survive the Closing indefinitely. Notwithstanding anything to the contrary contained in this Section 6.1(a), in the case of fraud, intentional misrepresentation or willful misconduct, the applicable representation and warranty shall survive the Closing indefinitely.
               (b) All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.
          Section 6.2 Obligations of the Sellers.
               (a) Subject to the terms of this Article VI, the Sellers shall jointly (pro rata to their shareholdings), and not solidarily, indemnify and hold harmless the Tekelec Parties, their Affiliates (including, for greater certainty, as at and from the date hereof, the Corporation) and their respective directors and officers (collectively, the “Tekelec Indemnified Parties”), from and against any losses, damages, liabilities, claims, interest, penalties, judgments, settlements and costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) suffered by, imposed upon, asserted against or incurred by any Tekelec Indemnified Party as a result of, in respect of, in connection with or arising out of (i) any breach of any of the representations or warranties of the Sellers in this Agreement; or (ii) subject to Section 6.2(b), any breach of any of the covenants or agreements of the Sellers in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date.

               (b) In the event of a breach by a Seller of any of his, her or its covenants, agreements and obligations pursuant to Section 5.7 of this Agreement, the Seller in breach thereof, and only such Seller, shall individually, and not jointly or solidarily with any other Seller, indemnify and hold harmless the Tekelec Indemnified Parties, from and against any Losses suffered by, imposed upon, asserted against or incurred by any Tekelec Indemnified Party as a result of, in respect of, in connection with or arising out of such breach.
               (c) The obligation of the Sellers to indemnify any Tekelec Indemnified Party for Losses is subject to the following limitations: (i) no Tekelec Indemnified Party shall be entitled to make a claim against the Sellers for indemnification under Section 6.2(a) (“Tekelec Claim”) unless and until the aggregate amount of Losses incurred by all the Tekelec Indemnified Parties in respect of Tekelec Claims exceeds US$200,000 (the “Basket”), and then the Tekelec Indemnified Parties shall be entitled to indemnification for only the amount in excess of US$50,000; and (ii) in no event shall the aggregate amount of Losses for which the Sellers are obligated to indemnify the Tekelec Indemnified Parties pursuant to under Section 6.2(a) exceed the amount of the Escrow Deposit (the "Ceiling”). Notwithstanding the foregoing, the provisions of this Section 6.2(c) shall not apply to any claims for indemnification (A) in respect of a breach of any of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5 or Section 3.8 (provided, however, that in the aggregate, indemnification for any such claim shall not exceed the amount of the Purchase Price) or (B) as a result of fraud, intentional misrepresentation or willful misconduct by any of the Sellers. In any of the instances referred to in subsection (B) in the immediately preceding sentence, the obligation of the Sellers to so indemnify shall be as follows: (i) unlimited with respect to any Seller who committed the fraud, intentional misrepresentation or wilful misconduct; and (ii) limited in such event in the aggregate to the amount of the Purchase Price in respect of the other Sellers, jointly, prorata to their respective shareholdings.
               (d) Notwithstanding anything to the contrary in Section 6.2(a), but subject always to the provisions of Section 6.2(b) and (c), the obligation of the Sellers to indemnify any Tekelec Indemnified Party for Losses in respect of a breach of any of the Individual Sellers Representations and Warranties shall at all times be limited to the individual Seller and only to such Seller or Sellers, who were in breach of the applicable Individual Sellers Representations and Warranties.
               (e) Notwithstanding anything to the contrary in this Article VI, but subject always to the provisions contained in Section 6.2(c), in no event shall the aggregate amount for which Sellers are obligated to indemnify the Tekelec Indemnified Parties pursuant to this Agreement exceed the amount of the Purchase Price, save and except (i) in the event of fraud, intentional misrepresentation or wilful misconduct by a Seller, in which case, the liability of the Seller having been responsible for such fraud, intentional misrepresentation or wilful misconduct shall not be limited in any way, or (ii) in the event of a breach by a Seller of any of his, her or its covenants, agreements or obligations pursuant to Section 5.7, in which case the provisions of Section 6.2(b) shall apply.

               (f) For greater certainty, the provisions of this Article VI shall not apply to any breach by a Seller of any Employment Agreement to which he or she may be a party, it being understood that the Sellers shall not have any liability as regards such breach hereunder and that any claims resulting from such breach shall be governed entirely by the provisions of such Employment Agreement and directed solely against the party in breach thereof.
          Section 6.3 Obligations of the Tekelec Parties.
               (a) Subject to the terms of this Article VI, the Tekelec Parties shall solidarily indemnify and hold harmless the Sellers, their Affiliates and their respective directors and officers (collectively, the “Sellers Indemnified Parties”) from and against any (i) Losses incurred by any Sellers Indemnified Party resulting from any breach of any of the representations or warranties of the Tekelec Parties in this Agreement, and (ii) Losses incurred by any Sellers Indemnified Party resulting from any breach of any of the covenants or agreements of the Tekelec Parties in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date.
               (b) The obligation of the Tekelec Parties to indemnify any Sellers Indemnified Party for Losses is subject to the following limitations: (i) no Sellers Indemnified Parties shall be entitled to make a claim against the Tekelec Parties for indemnification under Section 6.3(a)(i) (“Sellers’ Claim”) unless and until the aggregate amount of Losses incurred by all the Sellers Indemnified Parties in respect of Sellers’ Claims exceeds the Basket, and then the Sellers Indemnified Parties shall be entitled to indemnification for only the amount in excess of US$50,000; and (ii) in no event shall the aggregate amount of Losses for which the Tekelec Parties are obligated to indemnify the Sellers Indemnified Parties pursuant to Section 6.3(a)(i) of this Agreement exceed the Ceiling. Notwithstanding the preceding, the provisions of this Section 6.3(b) shall not apply to any claims for indemnification (A) in respect of a breach of any of the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.7 (provided, however, that in the aggregate, indemnification for any such claims shall not exceed the amount of the Purchase Price) or (B) as a result of fraud, intentional misrepresentation or willful misconduct by the Tekelec Parties.
          Section 6.4 Indemnification Procedures.
               (a) In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”)(and, in any event, within fifteen (15) days of service of the Action); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or that contains an admission of liability or wrongdoing. The Indemnified Party shall have the right to participate in the defence against any Asserted Liability at its own expense. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefore by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully render to the Indemnifying Party and its counsel such assistance and cooperation as may be required to ensure the proper and adequate defence and settlement of such claim or demand.
               (b) If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnified Party shall defend the Asserted Liability and the Indemnifying Party shall bear the reasonable costs and expenses of the Indemnified Party of such defence. In such case, the Indemnified Party shall control the investigation and defence and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the Indemnifying Party also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defence and settlement of such claim or demand.
          Section 6.5 Principles of Indemnification.
               (a) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses.
               (b) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VI to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

               (c) Notwithstanding any other provision of this Agreement, claims pursuant to Section 6.2(a) and Section 6.3(a) for indemnification with respect to the representations, warranties and covenants made by the Sellers or the Tekelec Parties may not be made after the expiration of the applicable time period set forth in Section 6.1(a). All representations, warranties, covenants and indemnification obligations set forth in this Agreement shall survive only for the periods set forth in Section 6.1(a), except to the extent a notice shall have been given prior to such date in accordance with this Article VI by the Indemnified Party to the Indemnifying Party, in which case the representation or warranty alleged in such notice to have been breached shall survive, to the extent of the claim set forth in such notice only, until such claim is resolved.
               (d) Any Losses payable to a Tekelec Indemnified Party under this Article VI shall be paid by a payment from the Escrow Deposit and then, to the extent that the then current Escrow Deposit, if any, is not equal to or greater than the amount of any Losses to which a Tekelec Indemnified Party is entitled to indemnification for (A) a breach of any of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5 or Section 3.8 or (B) as a result of fraud, intentional misrepresentation or willful misconduct, by a payment directly from the Sellers.
               (e) No information or knowledge acquired, or investigations conducted, by the Tekelec Parties or their representatives, of the Corporation or otherwise, shall in any way limit, or constitute a waiver of, or a defence to, any claim for indemnification by any Tekelec Indemnified Party under this Agreement.
ARTICLE VII
MISCELLANEOUS
          Section 7.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of the Tekelec Parties and the Sellers; provided, however, that the Tekelec Parties may without such consent in writing, assign, directly or indirectly, their respective rights (but not their respective obligations) hereunder to any of their respective wholly owned Subsidiaries, provided that no such assignment shall relieve such parties of their obligations hereunder. Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
          Section 7.2 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Québec and the federal laws of Canada applicable therein without regard to the conflicts of law principles.
          Section 7.3 Dispute Resolution.

               (a) Notice; Negotiation. Any dispute, difference, disagreement, controversy or claim arising out of or in connection with this Agreement, including any question regarding its negotiation, existence, validity, interpretation, performance, breach or termination (“Dispute”), which cannot be resolved by the Parties within 14 days of receipt by a party of a written notice of dispute (“Notice”), shall be referred to the Chief Executive Officer of Tekelec and Maks Wulkans, as representative of the Sellers, who shall meet within 30 days of receipt of Notice, to attempt to resolve such Dispute, subject to obtaining any necessary corporate approvals of such resolution.
               (b) Arbitration. Any Dispute not resolved for any reason pursuant to the process contemplated by Section 7.3(a) within 45 days of receipt of Notice shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”).
               (i) Number of Arbitrators. Where the amount in Dispute (including all claims and counterclaims) is less than or equal to two million U.S. dollars (US$2,000,000) exclusive of interest and costs, the Dispute shall be finally settled by a sole arbitrator nominated by the parties within 30 days of receipt by respondent of the request for arbitration, or, in default thereof appointed in accordance with the ICC Rules. Where the amount in Dispute is greater than two million U.S. dollars (US$2,000,000), exclusive of interest and costs, the Dispute shall be finally settled by three (3) arbitrators. Each Party shall nominate one arbitrator in accordance with the ICC Rules. The two (2) arbitrators so nominated shall appoint the presiding arbitrator within 20 days of the confirmation of the appointment of the second arbitrator. If either Party fails to timely nominate an arbitrator, such arbitrator shall be appointed by the ICC International Court of Arbitration (“ICC Court”). If the two (2) arbitrators nominated by the parties fail to agree upon a third arbitrator within 30 days of the confirmation of the appointment of the second arbitrator, the presiding arbitrator shall be appointed by the ICC Court.
               (ii) Place and Language of Arbitration. The arbitration shall take place in Montreal, Quebec. The language of the arbitration shall be English.
               (iii) Commencement of Arbitration. Either party shall commence the arbitration by filing a Request for Arbitration (as defined in the ICC Rules).
               (c) Hearing; Award. The Parties shall use their reasonable efforts to cause the hearing on the merits to take place within 120 days of the appointment of either the sole arbitrator or the last of the three (3) arbitrators, as the case may be. The arbitration award shall be in writing, shall set forth in reasonable detail the basis for the decision and shall be rendered within 30 days of the end of the hearing where there is a sole arbitrator, and within 60 days of the end of the hearing where there are three (3) arbitrators. Judgment upon any award(s) rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
               (d) Costs of the Arbitration. Subject to any award of costs by the arbitrator(s), each of the parties shall bear one-half of the costs of the arbitration, including the fees and expenses of the arbitrator(s) and any expert appointed by the arbitrator(s), and each party shall bear all legal and other costs incurred by it in connection with the arbitration.
               (e) Provisional Measures. For the purposes of any provisional or interim measure in aid of the arbitration proceedings, the parties hereby submit to the exclusive jurisdiction of the competent court in the Province of Québec, City of Montréal. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitrator(s) shall have full authority to grant provisional or interim remedies and to award damages for the failure of a party to respect any order of the arbitrator(s) to that effect.
               (f) Consolidation. In order to facilitate the comprehensive resolution of related Disputes, all claims between any of the parties to this Agreement that arise under or in connection with this Agreement may be brought in a single arbitration. Upon the request of any party to such arbitration, the arbitral tribunal for such proceeding shall consolidate any arbitration proceeding constituted under this Agreement with any other arbitration proceeding constituted under this Agreement, if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall control. Such arbitral tribunal shall serve as the tribunal for any consolidated arbitration. Any such order of consolidation issued by such arbitral tribunal shall be final and binding upon the parties to the arbitrations. The parties to such arbitrations waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the ICC Rules or in any court. The parties agree that upon receipt of such an order of consolidation, they will promptly dismiss any arbitration brought under this Section 7.3, the subject of which has been consolidated into another arbitral proceeding under this Section 7.3.
          Section 7.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally, (ii) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (iii) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Tekelec or the Purchaser, to:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attn: Stuart H. Kupinsky
Fax: (919) 461-6845
with copies, in the case of notice to Tekelec or the Purchaser, to:
Ogilvy Renault LLP
Suite 2500
1, Place Ville Marie
Montréal, Québec H3B 1R1
Attn: Niko Veilleux
Fax: (514) 286-5474

with copies, in the case of notice to the Sellers, to:
Spiegel Sohmer
5 Place Ville Marie
Suite 1203
Montréal, Québec H3B 2G2
Attn: L. Michael Blumenstein
          and
          Frank M. Schlesinger
Fax: (514) 875-8237
and to:
Vincenza La Greca Legal Services Inc.
32 Maplewood ave.
Outremont, Quebec
H2V 2M1
Attn : Vincenza La Greca
and to :
Heenan Blaikie LLP
Suite 2500
1250 René-Lévesque Blvd. West
Montréal, Québec H3B 4W8
Attn: Eric Levy
Fax: (514) 921-1256

          Section 7.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
          Section 7.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
          Section 7.7 Entire Agreement. This Agreement (including the Escrow Agreement, Exhibits and Schedules) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.
          Section 7.8 Interpretation.
               (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.
               (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
               (c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.
               (d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.
               (e) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
               (f) Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.
               (g) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

          Section 7.9 Disclosure. Any matter disclosed in any Section of the Sellers’ Disclosure Schedule sets out, with specific reference to the Section of this Agreement to which the information stated in such disclosure relates, the disclosures, exceptions and exclusions contemplated or permitted by this Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of the Sellers contained in this Agreement. The disclosure of any item in a specific section of the Sellers’ Disclosure Schedule shall constitute disclosure or, as applicable, exclusion of that item for the purposes of any other section of the Sellers’ Disclosure Schedule where the relevance of that item as an exception to (or a disclosure for the purposes of) any such other section of the Sellers’ Disclosure Schedule is manifest on the face of such disclosure. The Sellers shall be permitted to include an express cross-reference to another section or item of the Sellers’ Disclosure Schedule where the relevance of that item as an exception to (or a disclosure for the purposes of) any such other section of the Sellers’s Disclosure Schedule is manifest on the face of such disclosure.
          Section 7.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Sellers and the Tekelec Parties. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 7.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.
          Section 7.12 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and, except as specifically stipulated in Section 5.8, nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.
          Section 7.13 Currency. All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in United States currency.
          Section 7.14 Applicable Exchange Rate
          For purposes of calculating the Purchase Price, and, incidentally, the Paid-Out Indebtedness (including the Employee Payments) and the Retained Indebtedness, any amounts denominated in Canadian dollars shall be converted into U.S. dollars at the exchange rate of US$0.9789/Cdn$1.00.

          Section 7.15 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.
          Section 7.16 Language. The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.
          Section 7.17 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

/s/ Stephan Ouaknine
STEPHAN OUAKNINE

/s/ Edie Ledany
EDIE LEDANY

WINVEST INC.
By:	/s/ Maks Wulkan
	Name:	Maks Wulkan
	Title:	President

9129-2144 QUEBEC INC.
By:	/s/ Howard Stottland
	Name:	Howard Stottland
	Title:	President & Secretary-Treasurer

9129-2136 QUEBEC INC.
By:	/s/ William Lassner
	Name:	William Lassner
	Title:	President & Secretary-Treasurer

/s/ Michael Rosenthal
MICHAEL ROSENTHAL

/s/ John Grobstein
JOHN GROBSTEIN

171033 CANADA INC.
By:	/s/ Maks Wulkan
	Name:	Maks Wulkan
	Title:	President

171036 CANADA INC.
By:	/s/ Anna Brojde
	Name:	Anna Brojde
	Title:	President

CAPITAL BRINVEST INC.
By:	/s/ Anna Brojde
	Name:	Anna Brojde
	Title:	President

POSITRON INC.
By:	/s/ Reginald Weiser
	Name:	Reginald Weiser
	Title:	President

TEKELEC
By:	/s/ Frank Plastina
	Name:	Frank Plastina
	Title:	President and Chief Executive Officer

TEKELEC CANADA INC.
By:	/s/ Stuart H. Kupinsky
	Name:	Stuart H. Kupinsky
	Title:	Vice President and Secretary

EXHIBIT A
Ownership of Corporation’s Shares

Shareholder	Number and class of shares

Winvest Inc.	4,495,834	Class B Series 1
	809,400	Class D
9129-2136 Québec Inc.	1,172,160	Class A
	2,477,043	Class B Series 2
	445,926	Class D
	905,829	Class G
9129-2144 Québec Inc.	1,172,160	Class A
	2,477,043	Class B Series 2
	445,926	Class D
	905,829	Class G
Stephan Quaknine	587,437	Class B Series 4
	72,815	Class D
John Grobstein	257,143	Class B Series 3
	1,651,891	Class B Series 4
	574,195	Class D
Michael Rosenthal	181,800	Class B Series 4
Positron Inc.	730,500	Class D
	2,127,840	Class A
171033 Canada Inc.	1,644,171	Class G
171036 Canada Inc.	2,127,840	Class A
	1,644,171	Class G
Brinvest Capital Inc.	4,495,834	Class B Series 1
	809,400	Class D
Edie Ledany	3,800,000	Class B Series 4

EXHIBIT B
Disbursement of Purchase Price to Sellers
See attached.

EXHIBIT C
Form of Escrow Agreement
See attached.

EXECUTION VERSION
ESCROW AGREEMENT
ESCROW AGREEMENT made as of this fifth (5th) day of May, 2010.

BY AND AMONG:	Each of the Persons listed in Schedule I hereto (collectively, “Sellers”);

AND:	TEKELEC, a corporation governed by the laws of California (“Tekelec”).

AND:	TEKELEC CANADA INC., a corporation governed by the laws of Ontario and a wholly-owned direct subsidiary of Tekelec (“Purchaser” and, together with Tekelec, the “Tekelec Parties”).

AND:	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company licensed to carry on business in all Provinces of Canada (the “Escrow Agent” or “Computershare”).
     WHEREAS this Escrow Agreement is being entered into in connection and concurrently with that certain Share Purchase Agreement, dated as of May 5, 2010, by and among each of the Sellers, Tekelec and Purchaser (the “Purchase Agreement”), a copy of which is attached as Schedule II hereto.
     AND WHEREAS under the Purchase Agreement, the Tekelec Parties and Sellers have agreed that a certain portion of the purchase price payable by Purchaser to Sellers in connection with the transactions contemplated by the Purchase Agreement shall be deposited and held in escrow to act as a source of funds to cover indemnification claims made by a Tekelec Indemnified Party pursuant to Article VI of the Purchase Agreement, to be held and distributed on the terms and subject to the conditions set forth herein.
     AND WHEREAS the Escrow Agent has agreed to serve in the capacity described herein on the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, the Tekelec Parties and the Escrow Agent hereby agree as follows:

     1. Interpretation.
          (a) Definitions. For purposes hereof, capitalized words, expressions and phrases used herein shall have the meanings ascribed thereto in the Purchase Agreement unless otherwise specified herein, and the following terms shall have the following meanings, respectively, unless the context dictates otherwise:
          (i) “Agreement” means this agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular article, section or other subdivision; “Section” or other subdivision of this Agreement mean and refer to the specified Section or other subdivision of this Agreement;
          (ii) “Approved Bank” shall have the meaning ascribed thereto in Section 4(a).
          (iii) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Montréal, Québec, Canada or in the State of North Carolina, United States;
          (iv) “Claim Notice” shall have the meaning ascribed thereto in Section 5;
          (v) “Court of Competent Jurisdiction” shall have the meaning ascribed thereto in Section 7(o);
          (vi) “Escrow Deposit” shall have the meaning ascribed thereto in Section 3;
          (vii) “Escrow Funds” shall have the meaning ascribed thereto in Section 3;
          (viii) “Escrow Income” shall have the meaning ascribed thereto in Section 11;
          (ix) “Escrow Termination Date” shall have the meaning ascribed thereto in Section 6;
          (x) “Final Order” shall have the meaning ascribed thereto in Section 7(n);
          (xi) “Indemnity Payment” shall have the meaning ascribed thereto in Section 5;
          (xii) “Joint Direction” shall have the meaning ascribed thereto in Section 5;

          (xiii) “Objection Notice” shall have the meaning ascribed thereto in Section 5;
          (xiv) “Open Claim Amounts” shall have the meaning ascribed thereto in Section 6;
          (xv) “Parties” shall mean Sellers, the Tekelec Parties and the Escrow Agent; and “Party” shall mean any one of them; and
          (xvi) “Receiving Party” shall have the meaning ascribed thereto in Section 4(a).
          (xvii) “Resignation Date” shall have the meaning ascribed thereto in Section 8(a).
     The terms “Escrow Agent”, “Purchase Agreement”, “Purchaser”, “Sellers”, “Tekelec” and “Tekelec Parties” shall have the respective meanings contained in the appearance and recitals to this Agreement.
          (b) Calculation of Delays. For the purpose of computing any delay provided for in this Agreement, the day which marks the start of the delay shall not be counted, but the terminal day shall be. Unless otherwise provided, non-Business Days are counted. However, where the last day of any delay herein is a non-Business Day, such delay shall be extended to the next following Business Day.
          (c) Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.
          (d) Headings. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation thereof.
          (e) Currency. All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.
          (f) Severability. Any Section or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable or results in the occurrence of any material violation of any law or regulation shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity, unenforceability or violation and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any Section or other subdivision of this Agreement or any other provision of this Agreement.
          (g) Amendments. This Agreement may not be amended except in writing executed by the Parties.

          (h) Entire Agreement. This Agreement (including the Schedules) together with the applicable provisions of the Purchase Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and otherwise supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, in such respect between or among the Parties.
          (i) Construction. The Parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          (j) Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
          (k) Attornment. For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have exclusive jurisdiction to entertain any action arising under this Agreement. Each of the Parties attorns to the exclusive jurisdiction of the courts of the Province of Québec, Judicial District of Montreal.
          (l) Preamble. The preamble to this Agreement is incorporated herein by reference and shall form an integral part hereof in its entirety.
     2. Appointment of Escrow Agent. Sellers and the Tekelec Parties hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.
     3. Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Purchaser is depositing with the Escrow Agent the sum of five million and twenty five thousand U.S. dollars (US$5,025,000) in immediately available funds (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the “Escrow Funds”) as directed in Section 4 below. Upon receipt of the Escrow Deposit, the Escrow Agent shall, in writing with a separate receipt, acknowledge receipt of the Escrow Deposit.
     4. Investment of Escrow Funds.
          (a) Until released in accordance with this Agreement, the Escrow Funds deposited with the Escrow Agent shall be kept in trust segregated in the records of the Escrow Agent and shall be deposited in one or more interest-bearing trust accounts, such accounts to be denominated in U.S. dollars, to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more banks listed in Schedule III hereto (each such bank, an “Approved Bank”). The Escrow Agent shall pay to the party to whom such portion of the Escrow Deposit is released and is disbursed under this Agreement (the “Receiving Party”), interest at an annual rate which is equal to the 90 day T-Bill announced from time to time by The Bank of Nova

Scotia on U.S. dollars loans. Such payment obligation shall be calculated daily and paid to the account(s) within three (3) Business Days of each month-end.
          (b) All amounts held by the Escrow Agent pursuant to this Agreement shall be held in trust by the Escrow Agent for the Tekelec Parties and the Sellers, as applicable, and the delivery of the Escrow Funds to the Escrow Agent shall not give rise to a debtor-creditor or other similar relationship between the Escrow Agent and the Tekelec Parties and the Sellers, as applicable. The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of the Tekelec Parties and the Sellers, as applicable, and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Fund which may result from any deposit made with an Approved Bank pursuant to this Section 4, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity. Each of the Tekelec Parties and the Sellers acknowledges and agrees that the Escrow Agent acts prudently in depositing the Escrow Fund at any Approved Bank, and that the Escrow Agent is not required to make any further inquiries in respect of any such bank.
          (c) At any time and from time to time, any of the Tekelec Parties and the Sellers, acting together, shall be entitled to direct the Escrow Agent by written notice (i) not to deposit any new amounts in any Approved Bank specified in the notice and/or (ii) to withdraw all or any of the Escrow Fund that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavour to withdraw such amount specified in the notice as soon as reasonably practicable and the Tekelec Parties and the Sellers each acknowledge and agree that such specified amount remains at the sole risk of the Tekelec Parties and the Sellers prior to and after such withdrawal.
     5. Claims Procedure.
          (a) Purchaser or Tekelec, either for itself or on behalf of any Tekelec Indemnified Party, may make a claim for payment from the Escrow Funds for indemnification pursuant to Article VI of the Purchase Agreement by delivering a written notice (a “Claim Notice”) to Sellers and the Escrow Agent that describes, in reasonable detail, such claim and the nature and amount of the Indemnity Payment (as defined below) sought in good faith by such Tekelec Indemnified Party. For the purpose of this Escrow Agreement, “Indemnity Payment” shall mean any Losses for which such Tekelec Indemnified Party is entitled to indemnification as a result of a matter giving rise to an indemnity obligation in accordance with Article VI of the Purchase Agreement. On the date that is thirty (30) calendar days after the Escrow Agent and Sellers have received a Claim Notice, the Escrow Agent shall deliver to such Tekelec Indemnified Party that portion of the Escrow Funds described in, and in accordance with the terms of, the Claim Notice, plus all accrued interest and other earnings earned on such portion from the Closing Date to the date of such distribution, unless within such thirty (30) calendar day period, the Escrow Agent and Purchaser have received a written notice (an “Objection Notice”) from Sellers, or a duly authorized representative thereof, that sets forth an objection to delivery of all or any portion of the Escrow Funds in accordance with the terms of such Claim Notice. The Tekelec Parties acknowledge that as a result of the allocation in the previous sentence of accrued interest and other earnings earned on the portion of the Escrow Funds to be delivered to a Tekelec Indemnified Party, Claim Notices shall not include any sum relating to interest or other earnings; such sum relating to interest and other earnings shall be calculated and determined by the Escrow Agent on the basis of the portion of the Escrow Funds to be delivered to the Tekelec Indemnified Party identified in the Claim Notice and delivered to such Tekelec Indemnified Party concurrently with such portion of the Escrow Funds. Upon receipt of an Objection Notice in accordance with this Section 5, the Escrow Agent shall not make the delivery of that portion of an Indemnity Payment objected to therein except in accordance with either (i) a written notice from, and executed by, Purchaser and Sellers to the Escrow Agent (a “Joint Direction”) or (ii) a final decision of an arbitrator pursuant to the provisions of Section 7.3 of the Purchase Agreement; provided, however, that any portion of the Indemnity Payment that is not disputed in the Objection Notice shall be paid as if no Objection Notice had been delivered with respect thereto. For purposes of clarification, and notwithstanding any contrary term contained herein, any Claim Notice submitted by Purchaser as a claim against the Escrow Funds after the close of business on the date which is fifteen (15) months after the Closing Date (or the first Business Day thereafter if such date does not fall on a Business Day) shall be null and void and have no force or effect whatsoever for purposes of this Escrow Agreement.
          (b) Notwithstanding the foregoing, at any time upon receipt of a written joint notice from the Tekelec Parties and the Sellers, the Escrow Agent shall pay from the Escrow Funds to the Party specified in such notice the amount specified therein.
     6. Release of Escrow Funds; Termination of Escrow. On the Escrow Termination Date (as defined below), the Escrow Agent shall distribute to Sellers the then-remaining balance (plus all accrued interest and other earnings thereon earned from the Closing Date to the date of such distribution), less any Open Claim Amounts (as defined below). The distribution shall be paid by wire transfer of immediately available funds to the account or accounts specified in writing to the Escrow Agent by Sellers; provided that in the absence of any written instructions from Sellers, the Escrow Agent will make such distribution to the account or accounts specified on Schedule IV. Any Open Claim Amounts shall be subject to this Escrow Agreement and shall be distributed in accordance herewith. For purposes of this Escrow Agreement: (i) the “Escrow Termination Date” shall mean the date which is fifteen (15) months after the Closing Date (or the first Business Day thereafter if such date does not fall on a Business Day); and (ii) “Open Claim Amounts” shall mean the aggregate dollar amount of the Escrow Funds, if any, which is the subject of one or more pending Claim Notices made against such fund that were duly provided to the Escrow Agent and Sellers prior to the close of business on the Escrow Termination Date.
     7. Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:
          (a) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of Sellers or the Tekelec Parties, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity on behalf of Sellers and the Tekelec Parties.
          (b) The Escrow Agent acts hereunder solely as a mandatory and depositary and: (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it (including, without limitation, the Purchase Agreement), for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent, and unless it is indemnified and funded, in a manner reasonably satisfactory to it, against such expense or liability; (iii) may employ and consult counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and (iv) shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (c) The Escrow Agent may employ such counsel, accountants, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.
          (d) The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment on the part of the Escrow Agent.
          (e) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own negligence, fault, willful misconduct, fraud or bad faith.
          (f) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own negligence, fault, willful misconduct, fraud or bad faith.
          (g) The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash whether delivered by hand, wire transfer, registered mail or bonded courier, provided that in the case of non-delivery same does not result from the Escrow Agent’s fault or negligence.
          (h) Sellers, on the one hand, and the Tekelec Parties, on the other, shall jointly indemnify the Escrow Agent and its officers, directors, employees, agents, successors and assigns and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent and its officers, directors, employees, agents, successors and assigns arising out of or in connection with this Agreement or with the performance of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s or its officers’, directors’, employees’, agents’, successors’ or assigns’ negligence, fault, willful misconduct, fraud or bad faith. The foregoing indemnification and agreement to hold harmless shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the collective liability of the Escrow Agent under or in connection with this Agreement to any one or more parties exceed the amount of its annual fees collected under this Agreement or the amount of two thousand dollars ($2,000.00), whichever amount shall be greater, except in the case of negligence, fault, willful misconduct, fraud or bad faith of the Escrow Agent.
          (i) Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.
          (j) The Escrow Agent does not have any interest in the Escrow Funds but is serving as escrow agent only. This Section 7 shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.
          (k) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the Parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.
          (l) The Escrow Agent accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

          (m) The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of the Escrow Funds within escrow under this Agreement and the Purchase Agreement.
          (n) Upon delivery of all of the Escrow Funds pursuant to the terms of this Agreement or to a successor Escrow Agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final and non-appealable orders of an arbitrator pursuant to the provisions of Section 7.3 of the Purchase Agreement (a “Final Order”) and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience. The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel as to the effect of any Final Order.
          (o) In the event that (i) any dispute shall arise between or among the Tekelec Parties, Sellers or any other Persons with respect to the distribution or release of any of the Escrow Funds held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands or otherwise, the Escrow Agent shall be permitted to deposit all of the Escrow Funds held hereunder into a court of competent jurisdiction, which, for purposes of this Agreement, shall be the Superior Court for the Province of Québec, Commercial Division, for the Judicial District of Montreal (a “Court of Competent Jurisdiction”), and thereafter be fully relieved from any and all liability or obligation with respect to such Escrow Funds. Sellers and the Tekelec Parties further agree to pursue any recourse in connection with such a dispute, without making the Escrow Agent a party to the same.
          (p) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees provided that none of the foregoing may do so if it has a legal or ethical conflict of interest in doing so.
          (q) In the event that any of the Escrow Funds shall be attached, seized, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the Escrow Funds under this Agreement, the Escrow Agent shall promptly notify Sellers and the Tekelec Parties of such event and the Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees lawfully entered or issued, and in the event that the Escrow Agent obeys or complies with any such lawful writ, order or decree, it shall not be liable to Sellers, the Tekelec Parties or to any other Person by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.
     8. Resignation of Escrow Agent; Successor by Merger
          (a) The Escrow Agent may at any time resign as such, subject to this Section 8, by delivering written notice of resignation to Sellers and the Tekelec Parties and by delivering the Escrow Funds (less any portion thereof previously distributed in accordance with this Agreement) to any successor escrow agent designated by Sellers, the Tekelec Parties or by a Court of Competent Jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the “Resignation Date”): (i) the appointment of a successor escrow agent as aforesaid or by a Court of Competent Jurisdiction; or (ii) the day which is 30 days after the date of delivery of the Escrow Agent’s written notice of resignation to Sellers and the Tekelec Parties, or such shorter notice as Sellers and the Tekelec Parties accept as sufficient. If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation Date, the Escrow Agent’s sole responsibility after such time shall be to retain and safeguard the Escrow Funds until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a Court of Competent Jurisdiction. If a successor escrow agent has not been appointed within 90 days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Escrow Funds (less any portion thereof previously distributed in accordance with this Agreement) to the legal counsel designated by Sellers and the Tekelec Parties and all of the Escrow Agent’s duties and obligations under this Agreement shall thereupon cease immediately. Failing such designation by Sellers and the Tekelec Parties, the Escrow Agent shall deposit such Escrow Funds with the Superior Court for the Province of Québec, Commercial Division, for the Judicial District of Montreal whereupon the Escrow Agent shall have no further duties and obligations under this Agreement.
          (b) If the Escrow Agent resigns or is removed pursuant to this Section 8, the Escrow Agent shall be entitled, prior to delivery to any Party of the Escrow Funds, to deduct any amounts owing to it in respect to outstanding fees, disbursements and interest thereon whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement.
          (c) If the Escrow Funds are to be released hereunder to a party who has become bankrupt, has gone into liquidation or has otherwise become incapable of enforcing its rights to receive Escrow Funds under this Agreement, the Escrow Agent shall forthwith deliver the Escrow Funds to a Court of Competent Jurisdiction. If any of the Sellers or the Tekelec Parties have become bankrupt, have gone into liquidation or have otherwise become incapable of enforcing their rights and performing their responsibilities under this Agreement, the Escrow Agent shall forthwith deliver the Escrow Funds to a Court of Competent Jurisdiction and provide written notice to Sellers or the Tekelec Parties, as applicable, of the deposit into such court of such Escrow Funds. Upon such delivery of the Escrow Funds, the Escrow Agent shall have no further duties and obligations hereunder.
          (d) In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Sellers and the Tekelec Parties shall forthwith appoint a successor escrow agent; failing such appointment by Sellers and the Tekelec Parties, the retiring Escrow Agent, acting alone, may apply, at the expense of Sellers and the Tekelec Parties, to a justice of the Québec Superior Court on such notice as such justice may direct, for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Court shall be subject to removal as aforesaid by the Tekelec Parties.

          (e) Any successor escrow agent appointed under any provision of this Section 8 shall be a corporation authorized to carry on the business of a trust company in the Province of Québec and, if required by the applicable legislation for any other jurisdiction, in such other jurisdictions. On any such appointment, the successor escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Escrow Agent hereunder. At the request of Sellers, the Tekelec Parties or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding fees, disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.
          (f) Any firm, partnership, association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties, provided that such entity would be eligible for appointment as successor escrow agent hereunder, anything herein to the contrary notwithstanding.
     9. Tax Reporting. The Tekelec Parties and the Sellers agree that, for tax reporting purposes, the Escrow Funds and all interest or other taxable income distributed from the investment of the Escrow Funds in any tax year shall be taxable to the Sellers, except for such portion of said interest or other taxable income which has been distributed to the Tekelec Parties which shall be taxable to the Tekelec Parties.
     10. Escrow Costs. The Tekelec Parties, on the one hand, and the Sellers, on the other hand, shall equally bear and pay the costs and expenses of the Escrow Agent’s services hereunder, as set out in Schedule V hereto, and the costs and expense reasonably incurred by the Escrow Agent in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder). Any amount owing under this Section 10 and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand. If payment is not received when due, the Escrow Agent shall be entitled to draw down on the Escrow Funds in order to effect such payment and may sell, liquidate, convey or otherwise dispose of any investment for such purpose.
     11. Ownership of Escrow Income for Tax Purposes. The Tekelec Parties and Sellers agree that, for all tax purposes, Sellers shall be treated as the owner of the Escrow Funds and of 100% of the income earned with respect to the Escrow Funds (the “Escrow Income”) and that Sellers will report all Escrow Income, if any, as their income in the taxation year or years in which such Escrow Income is properly includible and pay any taxes attributable thereto.

     12. Limitations on Rights to the Escrow Funds. Except as otherwise provided herein, none of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Funds and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds, if any, and shall not act as custodian of any Person for the purposes of perfecting a security interest therein, and no creditor of any Person shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such property has been released pursuant to this Agreement.
     13. Force Majeure. Except for the payment obligations of the Tekelec Parties and the Sellers contained herein, neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.
     14. Notices. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:
(i) If to the Tekelec or Purchaser:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
United States
Attention: SeniorVice-President, Corporate Affairs, General Counsel and Secretary
Fax: (919) 461-6845
With a copy to:
Ogilvy Renault LLP
Suite 2500
1 Place Ville Marie
Montreal, Québec
H3B 1R1
Attention: Niko Veilleux
Fax: (514) 286-5474

(ii) If to Sellers:
●
Attention: ●
Fax: ●
With a copy to:
Spiegel Sohmer
5 Place Ville Marie
Suite 1203
Montreal, Québec
H3B 2G2
Attention: L. Michael Blumenstein and
                        Frank M. Schlesinger
Fax: (514) 875-8237
(iii) If to the Escrow Agent:
Computershare Trust Company of Canada
1500 University Street, Suite 700
Montreal, Quebec H3A 3S8

Attention: Manager, Corporate Trust
Fax: (514) 982-7677
     15. Anti-money Laundering.
          (a) Each Party (other than the Escrow Agent) hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.
          (b) The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to Sellers and the Tekelec Parties, provided: (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

     16. Privacy.
          (a) Sellers and the Tekelec Parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about Sellers, the Tekelec Parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes: (i) to provide the services required under this Agreement and other services that may be requested from time to time; (ii) to help the Escrow Agent manage its servicing relationships with such individuals; (iii) to meet the Escrow Agent’s legal and regulatory requirements; and (iv) if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.
          (b) Sellers and the Tekelec Parties acknowledge and agree that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above. Furthermore, Sellers and the Tekelec Parties agree that they shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.
     17. Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon each of the Parties and upon all of their respective successors and permitted assigns; provided that (a) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 8 hereof, and (b) no such assignment of any of the Sellers, Tekelec or Purchaser shall be opposable to the Escrow Agent unless and until written notice of such assignment is delivered to and acknowledged by the Escrow Agent. The Escrow Agent acknowledges and agrees that Tekelec shall have the right to assign this Agreement or any interest hereunder to (a) any entity with which Tekelec may merge or consolidate, (b) any entity which controls, is controlled by, or under common control with, Tekelec, and/or (c) any entity which acquires all or substantially all of the assets of Tekelec.
     18. No Other Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and each of their heirs, executors, administrators, other legal representatives, successors and permitted assigns and this Agreement will not be deemed to confer upon or give to any other Person any remedy, claim, liability, reimbursement, cause of action or other right.
     19. No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.
     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

     21. Electronic Execution. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.
     22. Conflict. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.
     23. Termination. This Agreement shall terminate when all of the Escrow Funds, if any, has been released and distributed in accordance with this Agreement.
* * * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.
TEKELEC
Per:

Name: Stuart H. Kupinsky
Title: Senior Vice President, Corporate Affairs, General Counsel and Secretary
TEKELEC CANADA INC.
Per:

Name: Stuart H. Kupinsky
Title: Vice President and Secretary
WINVEST INC.
Per:

Name:
Title:
9129-2144 QUÉBEC INC.
Per:

Name:
Title:
9129-2136 QUÉBEC INC.
Per:

Name:
Title:
POSITRON INC.
Per:

Name:
Title:

171033 CANADA INC.
Per:

Name:
Title:
171036 CANADA INC.
Per:

Name:
Title:
CAPITAL BRINVEST INC.
Per:

Name:
Title:

STEPHAN OUAKNINE

JOHN GROBSTEIN

MICHAEL ROSENTHAL

EDIE LEDANY

COMPUTERSHARE TRUST COMPANY OF CANADA
Per:

Name:
Title:
Per:

Name:
Title:
Signature page of Escrow Agreement

SCHEDULE I
LIST OF SELLERS
Stephan Ouaknine
Winvest Inc.
9129-2144 Québec Inc.
9129-2136 Québec Inc.
Michael Rosenthal
John Grobstein
Positron Inc.
171033 Canada Inc.
171036 Canada Inc.
Capital Brinvest Inc.
Edie Ledany

SCHEDULE II
SHARE PURCHASE AGREEMENT
See attached.

SCHEDULE III
APPROVED BANKS
See attached.

Approved Banks

Relevant S&P
Issuer Credit
Rating
(as at
Bank	September 30, 2009)
Bank of Montreal	A+
Citibank NA	A+
Bank of America NA	A+
Harris Bancorp Inc.	A+
PNC Bank NA	A+
The Bank of Nova Scotia	AA-
Royal Bank of Canada	AA-
The Toronto-Dominion Bank	AA-
Bank of Ireland*	AA
Allied Irish Bank*	AA

*	Deposit is fully guaranteed by the Irish Government therefore the Republic of Ireland Credit Rating used as the relevant rating.

SCHEDULE IV
SELLERS’ DEFAULT PAYMENT INSTRUCTIONS
See attached.

SCHEDULE V
FEES OF THE ESCROW AGENT
See attached.

TEKELEC
CASH ESCROW SERVICES
U.S. $5,025,000
SCHEDULE OF FEES
Initial Services

For review of draft agreement, liaison with counsel, execution of Escrow Agreement in its final form, receipt of escrow funds by certified cheque, wire transfer or bank draft, setting up records and all correspondence and other matters in connection therewith.
$3,500.00*

Identity ascertainment and verification in accordance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.	$250.00

(*	All professional services, including those described in the Initial Services, and attendances rendered at closing, if necessary, will be charged at our prevailing hourly rate per person, after the first 5 hours.)
Annual Retainer (For each year or any part thereof, and non refundable.) This fee is payable in advance each year and will be charged at the beginning of the calendar year. The first year’s fee will be pro rated to December 31 and is due and payable in advance of closing.

For basic administrative duties and responsibilities during the term of the agency, including the maintenance of a segregated escrow account and record of transactions.	$2,500.00

Additional escrow accounts	$500 per account
Investment of Funds (For each year, billed monthly in arrears.)

For receipt of funds on closing, each purchase or sale of an investment (depending on investment option as set out below), settlement of all trades and maturities:

a) Non-investment account — no investment of funds, with funds remaining in our trust account and earning interest at the prevailing rate earned on similar deposits at any given time	No Charge

b) Investment account — investment in Fixed Income Securities issued by a Canadian institution in U.S. currency	2 basis points of the net asset value of the investments each month, subject to a minimum fee of $2,000.00 per year (or part thereof), plus $100.00 per investment transaction. Any uninvested funds will be held in a non-interest bearing account.

Transactional Activity

Releases of funds upon receipt of required documentation	$25.00 per cheque, $100.00 per wire transfer and $275.00 per hour, all subject to a minimum fee of $350.00 per event of release

Replacement of lost cheques	$30.00 each
Tax Reporting

a) T5, R3, NR4B, T3, IRS 1099INT preparation	$2.00 per slip (Minimum Fee $300.00)

b) T5008 and R18 preparation	$11.00 per supplemental (Minimum Fee $300.00)

c) Completion and filing of each summary	$130.00 for each filing

d) Replacement of tax forms	$16.00 for each form

e) Initial solicitation of U.S. holders for TIN/W9 Declarations and recording of responses	$6.00 per U.S. holder solicited, subject to a minimum fee of $100.00 per issue

f) Follow up solicitations or solicitation to new holders of TIN/W9 Declarations	$6.00 per U.S. holder solicited

g) Communication on incorrect/incomplete replies and special notices relating to TIN/W9 Declarations	$20.00 per communication

h) IRS tax withholding/establishing IRS accounts/remitting to IRS	$1.00 per U.S. holder for which IRS taxes withheld, subject to a minimum of $100.00 per issue per payment

i) Audit Confirmations	$75.00
Unsuccessful Transaction
In the event that the proposed transaction fails to close, for any reason, an appropriate fee based on time and effort expended will be charged, calculated at our prevailing hourly rate, subject to a minimum fee of $1,500.00.
Special Services

For any amendments or other unanticipated services, an appropriate fee will be charged based on time, effort and responsibility at our prevailing hourly rate.

The foregoing fees are exclusive of all applicable taxes and of legal and out-of-pocket expenses incurred in the administration of the agency and are subject to revision if warranted by changes in economic conditions during the term of the agency. Our fees are also subject to revision based on time, effort and responsibility should the factors on which these fees have been based subsequently change. Interest will be charged on overdue accounts.

EXHIBIT D
Forms of Legal Opinions of Counsel
to the Corporation and Counsel to the Corporate Sellers
See attached.

MATTERS TO BE ADDRESSED IN THE OPINION OF COUNSEL TO THE
CORPORATION (HEENAN BLAIKIE LLP)
     Terms used below and not otherwise defined shall have the same meanings as ascribed thereto in the Share Purchase Agreement.
1.	The Corporation is a corporation existing under the Canada Business Corporations Act and is in good standing with respect to the filing of the annual returns required to be filed by it under the said Act.

2.	The Corporation is registered under An Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec) and is not in default to file an annual declaration pursuant thereto.

3.	The Corporation has an authorized share capital consisting of an unlimited number of common shares, 6,600,000 Class A shares, 8,991,668 Class B Series 1 shares, 4,954,086 Class B Series 2 shares, 257,143 Class B Series 3 shares, 7,483,657 Class B Series 4 shares and an unlimited number of Class C, Class D, Class E, Class F and Class G shares, of which 6,600,000 Class A shares, 8,991,668 Class B Series 1 shares, 4,954,086 Class B Series 2 shares, 257,143 Class B Series 3 shares, 6,221,128 Class B Series 4 shares, 3,888,162 Class D shares and 5,100,000 Class G shares are issued and outstanding as of the date hereof.

4.	All of the shares issued by the Corporation prior to the date hereof have been duly authorized and validly issued as fully paid and non-assessable shares.

5.	The Corporation has the requisite corporate power and authority under the Canada Business Corporations Act to do business in the Province of Québec.

6.	The Corporation has taken all necessary corporate action to approve and authorize the transfer of the Shares by the Sellers to the Purchaser.

7.	The transfer of the Shares by the Sellers to the Purchaser does not (A) violate any applicable Law of the Province of Québec or Canada of general application to which the Corporation is subject or any of the provisions of its constating documents, or (B) violate the charter, bylaws or other organizational documents of the Corporation.

8.	The execution and delivery of this Agreement and the Escrow Agreement by the Sellers and the consummation of the transactions contemplated thereby by the Sellers will not violate the charter, bylaws or other organizational documents of the Corporation.

MATTERS TO BE ADDRESSED IN THE OPINION OF COUNSEL TO EACH
OF THE CORPORATE SELLERS OTHER THAN POSITRON
     Terms used below and not otherwise defined shall have the same meanings ascribed thereto as set forth in the Share Purchase Agreement.
1.	Each of the Corporate Sellers (other than Positron) is duly incorporated and validly existing under the Laws of its governing jurisdiction.

2.	Each of the Corporate Sellers (other than Positron) has the full power, authority and capacity to enter into and perform its obligations under, the Agreement and the Escrow Agreement to which it is a party.

3.	The Agreement and the Escrow Agreement constitute a legal, valid and binding obligation of Corporate Sellers (other than Positron), enforceable against Corporate Sellers (other than Positron) by each other party thereto in accordance with its terms.

4.	The execution and delivery of this Agreement and the Escrow Agreement by the Corporate Sellers (other than Positron) will not (A) violate any applicable Law to which any of the Corporate Sellers (other than Positron) is subject, (B) violate the charter, bylaws or other organizational documents of a Corporate Seller (other than Positron), as same appear in the minute book.

MATTERS TO BE ADDRESSED IN THE OPINION OF COUNSEL TO
POSITRON
     Terms used below and not otherwise defined shall have the same meanings ascribed thereto as set forth in the Share Purchase Agreement.
1.	Positron is duly incorporated and validly existing under the Laws of its governing jurisdiction.

2.	Positron has the full power, authority and capacity to enter into and perform its obligations under, the Agreement and the Escrow Agreement to which it is a party.

3.	The Agreement and the Escrow Agreement constitute a legal, valid and binding obligation of Positron, enforceable against Positron by each other party thereto in accordance with its terms.

4.	The execution and delivery of this Agreement and the Escrow Agreement by Positron will not (A) violate any applicable Law to which Positron is subject, (B) violate the charter, bylaws or other organizational documents of Positron, as same appear in the minute book.

EXHIBIT E
Form of Release and Discharge
See attached.

FORM OF MUTUAL RELEASE AND DISCHARGE
          The undersigned (the “Seller”) is the owner of shares of Blueslice Networks, Inc., a Canadian corporation (the “Corporation”).
          WHEREAS, Tekelec, Tekelec Canada Inc. (“Purchaser”), Stephan Ouaknine, Winvest Inc., 4148711 Canada Inc., 9129-2144 Québec Inc., 9129-2136 Québec Inc., Michael Rosenthal, John Grobstein, 171033 Canada Inc., 171036 Canada Inc., Capital Brinvest Inc. and Positron Inc. (collectively, the "Sellers”) are entering into a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of May 5, 2010, pursuant to which, among other things, Purchaser agrees to purchase from Sellers, and Sellers agree to sell to Purchaser the issued and outstanding shares of the Corporation owned by them (the “Shares”), upon the terms and subject to the conditions set forth therein, contemporaneously with the execution of this Release and Discharge (the “Release”);
          WHEREAS, Tekelec and Purchaser have required that, as a condition to Tekelec and Purchaser entering into the Share Purchase Agreement and the transactions contemplated thereby, Seller must enter into this Release;
          WHEREAS, Seller has required that, as a condition to its entering into the Share Purchase Agreement, the transactions contemplated thereby and this Release, the Corporation must also enter into this Release;
          NOW, THEREFORE, Seller and the Corporation mutually agree as follows:
          Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Share Purchase Agreement.
          Upon the Closing, and save as specifically set forth herein, the Seller, in its capacity as a shareholder, manager, officer, director or employee of the Corporation or any other capacity, hereby unconditionally and irrevocably agrees to, and does, remise, release and forever discharge the Corporation, Tekelec, Purchaser and each of their respective affiliates and current and former subsidiaries, shareholders and owners of each of the foregoing, and the directors, officers, partners, employees, assigns, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing, in each case now or hereafter existing (the “Corporation Releasees”), from any and all liabilities, claims, demands, actions, causes of action, debt, account, bond, judgments, suits, interest, penalties, expenses, and/or litigation costs, including reasonable attorneys’ fees, expert fees, and appellate fees and costs, whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, foreseen or unforeseen, which arise or have arisen, or the basis for which occurs or has occurred, at or prior to the Closing at law or equity, including, without limitation, with respect to any and all (i)amounts payable to holders of Class A, Class D and Class G shares upon the occurrence of a Liquidity Event (as defined in Section 2.4 of the Corporation’s articles of amendment) and (ii) rights set forth in that certain Investment Agreement, dated March 19, 2004, among the Corporation, 9129-2144 Quebec Inc. and 9129-2136 Quebec Inc. (collectively, “Corporation Claims”).

          Upon the Closing, and save as specifically set forth herein, the Corporation hereby unconditionally and irrevocably agrees to, and does, remise, release and forever discharge the Seller, and, in the case of a Seller that is a corporation, each of its affiliates and current and former subsidiaries, shareholders and owners of each of the foregoing, and the directors, officers, partners, employees, assigns, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing, in each case now or hereafter existing (the “Seller Releasees”), from any and all liabilities, claims, demands, actions, causes of action, debt, account, bond, judgments, suits, interest, penalties, expenses, and/or litigation costs, including reasonable attorneys’ fees, expert fees, and appellate fees and costs, whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, foreseen or unforeseen, which arise or have arisen, or the basis for which occurs or has occurred, at or prior to the Closing (collectively, “Seller Claims”), except as regards any action taken in Seller’s capacity as manager, shareholder, officer, director or employee of the Corporation (i) giving rise to a financial benefit received by the Seller to which the Seller was not entitled; (ii) constituting a breach by the Seller of its duty of loyalty, as an employee, or its fiduciary duty, as a director or officer, to the Corporation; or (iii) that is not in good faith or involves fraud, intentional misrepresentation or willful misconduct or a violation of applicable Law.
          For the avoidance of doubt, the parties hereto acknowledge and agree that the remise, release or discharge of any liability with respect to the Corporation Releasees by the Seller or with respect to the Seller Releasees by the Corporation, as the case may be, as provided for herein (i) shall be limited to acts, omissions, events and so forth that occurred prior to Closing, and (ii) shall in no way impact any of the rights of Tekelec or Tekelec Canada (whether in its capacity as a Tekelec Indemnified Party or otherwise) or the Seller (whether in its capacity as a Seller Indemnified Party or otherwise) under or pursuant to the Share Purchase Agreement or the Escrow Agreement, and (iii) shall in no way impact any of the rights of a Seller who was employed by the Corporation immediately prior to Closing and who will continue to be so employed after the Closing, as an employee, consultant or otherwise (collectively, “Employment”), with respect to such Employment arising after the Closing or any matters related thereto arising after the Closing.
          Each of the Seller and the Corporation acknowledges that he, she or it understands this Release, the claims he, she or it is releasing, the promises and agreements he, she or it is making, and the effect of his signing this Release. This Release shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Québec and the federal laws of Canada applicable therein without regard to the conflicts of law principles.
          Each of the Seller and the Corporation hereby waives the benefit of any statute or rule of law which, if applied to this Release, would exclude from its binding effect any Claim against the Corporation Releasees not now known by Seller to exist or against the Seller Releases not now known by the Corporation to exist, as the case may be. This Release is intended to be a general release and a covenant not to sue that extinguishes all Claims released above and precludes any attempt by such Seller to initiate any litigation against the Corporation Releasees or by the Corporation to initiate any litigation against the Seller Releasees, in each case with respect to the Corporation Claims or Seller Claims released above. If either the Seller or the Corporation commences any Claim in violation of this Release, the Corporation Releasees or the Seller Releasees, as the case may be, shall be entitled to assert this Release as a complete bar. This Release is binding on the Corporation, the Seller, and his, her or its respective heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.
          Each of the Seller and the Corporation hereby acknowledges that he, she or it has been advised to consult with an attorney before executing this Release and that such Seller has done so or, after careful reading and consideration, has chosen not to do so of such Seller’s own volition. Seller hereby acknowledges that he, she or it has signed this Release knowingly and voluntarily and with the advice of any counsel retained to advise such Seller with respect to it.
          This Release has been drafted in English at the express request of the parties. Cette Quittance a été rédigée en anglais à la demande expresse des parties.
[Remainder of page left intentionally blank. Signature page follows.]

          Dated: May ___, 2010 to be effective immediately prior to the Closing.

[Please fill in Seller name]
By:
Name:
Title:

BLUESLICE NETWORKS INC.
By:
Name:
Title: